Exhibit 10.1

BRIDGE CREDIT AGREEMENT

Dated as of December 12, 2022

among

Amgen Inc.,

The Banks Herein Named,

Citibank, N.A.

as Administrative Agent,

Bank of America, N.A.

as Syndication Agent,

Citibank, N.A.

and

Bank of America, N.A.

as Lead Arrangers and Book Runners

Table of Contents

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

1.1	Defined Terms	1
1.2	Use of Defined Terms	25
1.3	Accounting Terms	25
1.4	Rounding	25
1.5	Exhibits and Schedules	25
1.6	References to “the Borrower and its Subsidiaries”	25
1.7	Miscellaneous Terms	25
1.8	Divisions	25
1.9	Rates	26

ARTICLE 2
LOANS

2.1	Advances - General	26
2.2	Base Rate Advances	27
2.3	Term Rate Advances	27
2.4	Voluntary Reduction of Commitments	28
2.5	Voluntary Conversion or Continuation of Advances	29
2.6	Administrative Agent’s Right to Assume Funds Available for Advances	29
2.7	Mandatory Commitment Termination or Reduction	30
2.8	Prepayments	31
2.9	Defaulting Banks	31

ARTICLE 3
PAYMENTS AND FEES

3.1	Principal and Interest	32
3.2	Ticking Fee	33
3.3	Duration Fee	34
3.4	Fees	34
3.5	Capital Adequacy	34
3.6	Increased Costs	34
3.7	Default Rate	37
3.8	Computation of Interest and Fees	38
3.9	Non-Banking Days	38
3.10	Manner and Treatment of Payments	38
3.11	Funding Sources	41
3.12	Failure to Charge Not Subsequent Waiver	41
3.13	Administrative Agent’s Right to Assume Payments Will be Made by Borrower	41
3.14	Fee Determination Detail	41
3.15	Survivability	42
3.16	Dodd-Frank, Etc.	42
3.17	Replacement of Banks	42

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ARTICLE 4 REPRESENTATIONS AND WARRANTIES

4.1	Existence and Qualification; Power; Compliance With Laws	43
4.2	Authority; Compliance With Other Agreements and Instruments and Government Regulations	43
4.3	No Governmental Approvals Required	43
4.4	Subsidiaries	44
4.5	Financial Statements	44
4.6	No Other Liabilities; No Material Adverse Effect	44
4.7	Governmental Regulation	44
4.8	Litigation	44
4.9	Binding Obligations	44
4.10	No Default	45
4.11	Employee Benefit Plans	45
4.12	Regulation U	45
4.13	Disclosure	45
4.14	Tax Liability	45
4.15	Environmental Matters	46
4.16	Sanctions	46
4.17	Foreign Corrupt Practices Act	46
4.18	EEA Financial Institution	46
4.19	Beneficial Ownership Certification	46
4.20	Use of Proceeds	46
4.21	Target Acquisition	46

ARTICLE 5 AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)

5.1	Payment of Taxes and Other Potential Liens	47
5.2	Preservation of Existence	47
5.3	Maintenance of Properties	48
5.4	Maintenance of Insurance	48
5.5	Compliance With Laws	48
5.6	Visitation	48
5.7	Keeping of Records and Books of Account	48
5.8	Use of Proceeds	48
5.9	Scheme Undertakings	48
5.10	Takeover Undertakings	50
5.11	Completion of Purchase of Remaining Shares in the Target	51
5.12	Take Private Procedure	52

ARTICLE 6 NEGATIVE COVENANTS

6.1	Change in Nature of Business	52
6.2	Mergers	52
6.3	Liens; Sales and Leasebacks	52
6.4	Transactions with Affiliates	53

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6.5	Subsidiary Indebtedness	53
6.6	Financial Covenant	53
6.7	Use of Proceeds	53

ARTICLE 7 INFORMATION AND REPORTING REQUIREMENTS

7.1	Financial and Business Information	54
7.2	Compliance Certificates	55

ARTICLE 8 CONDITIONS

8.1	Conditions to Effectiveness	55
8.2	Conditions Precedent to Each Funding Date	57
8.3	Actions by Banks During the Certain Funds Period	59

ARTICLE 9 EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

9.1	Events of Default	59
9.2	Remedies Upon Event of Default	62

ARTICLE 10 THE ADMINISTRATIVE AGENT

10.1	Appointment and Authority	63
10.2	Rights as a Bank	64
10.3	Exculpatory Provisions	64
10.4	Reliance by Administrative Agent	65
10.5	Delegation of Duties	65
10.6	Resignation of the Administrative Agent	65
10.7	Non-Reliance on Administrative Agent and Other Banks	66
10.8	Right to Indemnity	67
10.9	No Other Duties, etc.	67
10.10	Bank ERISA Matters	67
10.11	Erroneous Payments	68

ARTICLE 11 MISCELLANEOUS

11.1	Cumulative Remedies; No Waiver	71
11.2	Amendments; Consents	71
11.3	Costs, Expenses and Taxes	72
11.4	Obligation to Make Payments in Dollars	73
11.5	Nature of Banks’ Obligations	73
11.6	Survival	73
11.7	Notices and Other Communications; Facsimile Copies	73
11.8	Execution of Loan Documents	75
11.9	Binding Effect; Assignment; Entire Agreement	75
11.10	Setoff Rights	79
11.11	Sharing of Setoffs	79
11.12	Indemnity by the Borrower	80
11.13	No Third Parties Benefited	81
11.14	Confidentiality	81

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11.15	Further Assurances	82
11.16	No Fiduciary Duties	82
11.17	Integration	82
11.18	Severability of Provisions	82
11.19	Independent Covenants	82
11.20	Headings	82
11.21	Time of the Essence	82
11.22	Applicable Law	83
11.23	Consent to Jurisdiction and Service of Process	83
11.24	Waiver of Jury Trial	84
11.25	Acknowledgement and Consent to Bail-In of Certain Financial Institutions	84
11.26	Judgment Currency	86
11.27	Tax Forms	86
11.28	Waiver of Damages	87
11.29	Patriot Act Notice	88

Exhibits

A - [Reserved]
B - Note
C - Compliance Certificate
D - [Reserved]
E - Request for Loan
F - Assignment Agreement

Schedules

2.1	Banks’ Commitments
4.4	Disclosure of Subsidiaries
4.8	Litigation
4.11(c)	Employee Benefit Plans
4.15	Environmental
6.3	Liens
13.7	Notices

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BRIDGE CREDIT AGREEMENT

This BRIDGE CREDIT AGREEMENT is dated as of December 12, 2022 and is entered into by and among Amgen Inc., a Delaware corporation (the “Borrower”), each financial institution whose name is set forth on the signature pages hereof as a Bank, Citibank, N.A. (“Citibank”) as the Administrative Agent, and Bank of America, N.A. (“Bank of America”), as Syndication Agent.

PRELIMINARY STATEMENT:

WHEREAS, the Borrower intends to consummate the Target Acquisition;

WHEREAS, in connection with the Target Acquisition, the Borrower intends to finance the Target Acquisition, the repayment of the Refinanced Existing Target Indebtedness and the payment of fees, premiums, costs and expenses (including the fees, costs and expenses payable hereunder) related to the Transactions from the following sources: (i) (x) the issuance by the Borrower or its Subsidiaries of unsecured debt securities in a public or private offering (the “New Senior Notes”) and/or the proceeds from borrowings by the Borrower under a senior unsecured term loan facility subject to conditions precedent to funding that are no less favorable to the Borrower than the conditions set forth herein to the funding of the Bridge Facility (the “New Term Loan Facility” and, together with the New Senior Notes, the “New Permanent Financing”) or (y) to the extent the New Permanent Financing is not consummated at or prior to the time the Target Acquisition is consummated, the proceeds of up to $28,500,000,000 from the borrowings hereunder and (ii) cash on hand at the Borrower (the transactions set forth in this paragraph and the preceding paragraph, together with all related transactions consummated in connection therewith, are collectively the “Transactions”); and

WHEREAS, the proceeds of the Advances are to be used in accordance with Section 5.8;

NOW, THEREFORE, the Banks are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

1.1	Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) 0.10%; provided that if Adjusted Term SOFR as so determined shall ever be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Adjusted Term SOFR Rate Advance” means an Advance that bears interest based on Adjusted Term SOFR. All Adjusted Term SOFR Advances shall be denominated in Dollars.

“Administrative Agent” means Citibank, when acting in its capacity as the administrative agent under any of the Loan Documents.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to the Borrower and the Banks.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any Advance made or to be made by any Bank to the Borrower as provided in Article 2, and includes each Base Rate Advance and each Term Rate Advance.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agents” means, collectively, the Administrative Agent, each Arranger and the Syndication Agent.

“Agent Parties” has the meaning set forth in Section 11.7(d)(ii).

“Agreed Form of Scheme Press Announcement” means the Scheme Press Announcement in substantially final form and in a form agreed by the Borrower and the Administrative Agent prior to the Effective Date.

“Agreement” means this Bridge Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended in accordance with Section 11.2.

“Applicable Lending Office” means, as to each Bank, its office or branch so designated by written notice to the Borrower and the Administrative Agent as its Applicable Lending Office. If no Applicable Lending Office is designated by a Bank, its Applicable Lending Office shall be its office at its address for purposes of notices hereunder.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Arranger” means each of Citibank and Bank of America when acting in its capacity as an arranger and a bookrunner under any of the Loan Documents.

“Asset Sale” means the sale or other disposition of assets by the Borrower or any Subsidiary of the Borrower outside the ordinary course of business (as determined in good faith by the Borrower), including issuances of Equity Interests by the Borrower’s Subsidiaries (excluding (A) asset sales or other dispositions (including issuances of Equity Interests by the Borrower’s Subsidiaries) between or among members of the Consolidated Group and their affiliates; (B) the sale or other disposition of cash and cash equivalents or debt investments and instruments; (C) the sale, exchange or other disposition of accounts receivable in connection with compromise, settlement or collection thereof consistent with past practices; (D) any license of intellectual property or a grant of rights for development, manufacture, production, commercialization, collaboration, marketing, co-promotion, or distribution consistent with past practice, (E) any sale, sale-leaseback, disposition or transfer of property primarily consisting of office space, (F) dispositions of property or assets no longer used or useful or that are obsolete (as reasonably determined by the Borrower); (G) sale-leasebacks by the Borrower and its Subsidiaries; (H) [reserved]; (I) [reserved]; (J) the sale or other disposition of assets held by joint ventures; (K) the unwinding of hedge arrangements, (L) factoring and similar arrangements, including dispositions of receivables; in the ordinary course of business; (M) any equipment financing or leasing transactions; (N) the sale or other disposition of assets in connection with receivable securitization programs; and (O) asset sales and other dispositions (including issuance of Equity Interests by the Borrower’s Subsidiaries), the Net Cash Proceeds of which do not exceed $250,000,000 in any single transaction or related series of transactions or $500,000,000 in the aggregate (and only any amount in excess of such threshold amounts shall constitute Net Cash Proceeds)).

“Assignment Agreement” means an Assignment Agreement in substantially the form of Exhibit F, executed by a Bank and an Eligible Assignee of all or part of that Bank’s interest hereunder.

“Availability Period” means the period from and including the Closing Date to, but excluding, the earlier of (a) the end of the Certain Funds Period and (b) the date of the termination of the Commitments.

“Bail-In Action” has the meaning set forth in Section 11.25.

“Bank” means the Persons identified as “Banks” and listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party hereto pursuant to Section 11.9.

“Bank Insolvency Event” means that (a) a Bank or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Bank or its Parent Company is the subject of (i) a Bail-In Action or (ii) a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Bank or its Parent Company, or such Bank or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Bank of America” has the meaning set forth in the introductory paragraph.

“Banking Day” means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in California or New York.

“Base Rate”, for any day, means the highest of (i) the rate of interest in effect on such day as publicly announced by Citibank from time to time as its base commercial lending rate (such base rate is not intended to be the lowest rate of interest charged by Citibank) (the “Prime Rate”), (ii) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (iii) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively.

“Base Rate Advance” means an Advance made hereunder that bears interest as set forth in Section 3.1(b) and designated as a Base Rate Advance in accordance with Article 2.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bidco” means “Acquirer Sub” under and as defined in the Transaction Agreement.

“Borrower” has the meaning set forth in the introductory paragraph.

“Bridge Facility” means the Commitments and any Advances made thereunder.

“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with Generally Accepted Accounting Principles, except for amounts held by, or on deposit with, another Person as cash collateral or other security.

“Certain Funds Default” means an Event of Default which is continuing (and has not been either remedied or waived) arising from any of the following:

(a) Section 9.1(a) or Section 9.1(b) insofar as relating to non-payment by the Borrower of principal or fees (unless the Event of Default is due solely to an administrative or technical error);

(b) Section 9.1(d) as it relates to the failure by the Borrower to perform any of the following covenants: Sections 5.2(a) (only in respect of the Borrower and not any Subsidiary, and it being understood that failure to maintain any good standing status or similar status in any jurisdiction shall not constitute a breach of this provision), Section 6.2, Section 6.3, Section 6.5 or Section 6.7;

(c) Section 9.1(i) (but excluding, in relation to involuntary proceedings, any Event of Default caused by a frivolous or vexatious (and in either case, lacking in merit) action, proceeding or petition in respect of which no order or decree in respect of such involuntary proceeding shall have been entered); or

(d) Section 9.1(g),

in each case, for the avoidance of doubt, not with respect to the Target or any Subsidiary of the Target and excluding any procurement obligation with respect to the Target or any Subsidiary of the Target.

“Certain Funds Period” means the period commencing on the Effective Date and ending at the time immediately after a Mandatory Cancellation Event has occurred.

“Certain Funds Purposes” means:

(a) where the Target Acquisition proceeds by way of a Scheme: (i) the payment (directly or indirectly) of the cash component of the Scheme Consideration pursuant to Section 8.2(a) of the Transaction Agreement, including by depositing of funds with an exchange agent appointed for the purpose of disbursement of such cash component; (ii) the repayment of the Refinanced Existing Target Indebtedness; and (iii) the payment of fees, premiums, costs and expenses in respect of the Transactions; and

(b) where the Target Acquisition proceeds by way of a Takeover Offer: (i) payment (directly or indirectly) of the cash consideration as set forth in the Offer Documents and the Squeeze Out Notice; (ii) the repayment of the Refinanced Existing Target Indebtedness; and (iii) the payment of fees, premiums, costs and expenses in respect of the Transactions, in each case whether any such payments for such purposes are made on or after the Initial Funding Date.

“Certain Funds Representations” means each of the following representations: Section 4.1(a) (it being understood that failure to maintain any good standing status or similar status in any jurisdiction shall not constitute a breach of this provision), Section 4.2, Section 4.7, Section 4.9, Section 4.12, Section 4.20, Section 4.21(b)(A)(ii) and Section 4.21(b)(B)(ii), in each case, for the avoidance of doubt, not with respect to the Target or any Subsidiary of the Target and excluding any procurement obligation with respect to the Target or any Subsidiary of the Target.

“Certificate of a Senior Officer” means a certificate signed by a Senior Officer of the Person providing the certificate.

“Citibank” has the meaning set forth in the introductory paragraph.

“Clean-up Date” has the meaning set forth in Article 9.

“Closing Date” means the date on which each of the conditions set forth in Section 8.2 have been satisfied.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Commitment” means, as to each Bank, such Bank’s commitment to make Advances pursuant to Section 2.1(a)(i), as set forth on Schedule 2.1 or in the Assignment Agreement pursuant to which such Bank becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of all Commitments as of the Effective Date is $28,500,000,000.

“Communications” has the meaning set forth in Section 11.7(d)(ii).

“Compliance Certificate” means a certificate in the form of Exhibit C, properly completed and signed by a Senior Officer of the Borrower.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (a) interest expense, (b) provision for taxes based on income, (c) depreciation expense, (d) amortization expense, (e) unusual or non-recurring charges, expenses or losses and (f) other non-cash charges, expenses or losses (excluding any such non-cash charge to the extent it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), minus, to the extent included in determining Consolidated Net Income for such period, the sum of (i) unusual or non-recurring gains and non-cash income, (ii) any other non-cash income or gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash charge in any prior period) and (iii) any gains realized from the disposition of property outside of the ordinary course of business, all as determined on a consolidated basis; provided, that the Consolidated EBITDA for any entity or business acquired by the Borrower or any Subsidiary pursuant to an acquisition the aggregate consideration for which equals or exceeds $1,000,000,000 during such period shall be included on a pro forma basis for such period (as determined in good faith by the Borrower, assuming the consummation of such acquisition and the incurrence or assumption of any indebtedness by the Borrower and its Subsidiaries in connection therewith incurred as of the first day of such period), and provided further that the Consolidated EBITDA for any entity or business sold or otherwise disposed of for aggregate consideration of $1,000,000,000 or more by the Borrower or any Subsidiary shall be deducted on a pro forma basis for such period (as determined in good faith by the Borrower, assuming the consummation of such sale or other disposition occurred on the first day of such period).

“Consolidated Group” means the Borrower and its Subsidiaries.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four fiscal quarters most recently ended to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to leases recorded as Finance Leases in accordance with Generally Accepted Accounting Principles) of the Borrower and its Subsidiaries on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis; provided that there shall be excluded the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions.

“Consolidated Net Worth” means, as of any date of determination, the Shareholders’ Equity of the Borrower and its Consolidated Subsidiaries on that date as set forth or reflected on the consolidated balance sheet of the Borrower and its Subsidiaries.

“Consolidated Subsidiary” means, as of any date of determination and with respect to any Person, any Subsidiary of that Person whose financial data is, in accordance with Generally Accepted Accounting Principles, reflected in that Person’s consolidated financial statements.

“Contractual Obligation” means, as to any Person, any provision of any outstanding Securities issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.5.

“Court Order” means “Court Order” under and as defined in the Transaction Agreement.

“Current ERISA Affiliate”, as applied to any Person, means (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“Daily Margin” means, for any date of determination, for the designated Level and Type of Advances, the following interest rates per annum:

Type	Base Rate Advance				Term Rate Advance
Time of Determination	Initial Funding Date through 89 days after Closing Date	90 days after Initial Funding Date through 179 days after Initial Funding Date	180 days after Initial Funding Date through 269 days after Initial Funding Date	270 days after Initial Funding Date and thereafter	Initial Funding Date through 89 days after Initial Funding Date	90 days after Initial Funding Date through 179 days after Initial Funding Date	180 days after Initial Funding Date through 269 days after Initial Funding Date	270 days after Initial Funding Date and thereafter
Level 1	0.000%	0.125%	0.375%	0.625%	0.875%	1.125%	1.375%	1.625%
Level 2	0.000%	0.250%	0.500%	0.750%	1.000%	1.250%	1.500%	1.750%
Level 3	0.125%	0.375%	0.625%	0.875%	1.125%	1.375%	1.625%	1.875%
Level 4	0.250%	0.500%	0.750%	1.000%	1.250%	1.500%	1.750%	2.000%
Level 5	0.375%	0.625%	0.875%	1.125%	1.375%	1.625%	1.875%	2.125%

For purposes of this definition, (a) if any change in the rating established by S&P or Moody’s with respect to Long-Term Debt shall result in a change in the Level, the change in the Daily Margin shall be effective as of the date on which such rating change is publicly announced, and (b) if the ratings established by both of S&P and Moody’s with respect to Long-Term Debt are unavailable for any reason for any day, then the applicable level for such day shall be deemed to be Level 5 (or, if the Majority Banks consent in writing, such other Level as may be reasonably determined by the Majority Banks from a rating with respect to Long-Term Debt for such day established by another rating agency reasonably acceptable to the Majority Banks).

“Debt Issuance” means the borrowing, issuance or other incurrence of Indebtedness for borrowed money as described under clause (a) or (c) of the definition of Indebtedness (including loans, hybrid securities and debt securities convertible into equity), in each case, by the Borrower or any of its Subsidiaries, except (i) Indebtedness owed to the Borrower or any Subsidiary of the Borrower; (ii) borrowings under the Existing Credit Agreement and any refinancing thereof in an amount up to $3,250,000,000, (iii) any ordinary course working capital facilities, cash management, letter of credit, factoring, surety or similar bonds, hedging arrangements, cash pooling arrangements, local credit facilities or lines of credit of Foreign Subsidiaries or overdraft facilities; (iv) issuances of commercial paper and refinancings thereof (excluding any term loan indebtedness or underwritten securities offering to refinance such commercial paper); (v) purchase money indebtedness (including deferred purchase price obligations) or equipment financing in each case incurred in the ordinary course of business; (vi) indebtedness incurred in connection with leases (including sale-leasebacks), capital leases, financial leases and other similar obligations in each case incurred in the ordinary course of business; (vii) [reserved]; (viii) [reserved]; (ix) receivables securitization programs and other customary receivables financings; (x) non-recourse indebtedness (including any indebtedness for which a pledge of ownership is required) to finance projects, construction or real property; (xi) other Indebtedness to the extent the Net Cash Proceeds of such Indebtedness are utilized or to be utilized to refinance any Indebtedness for borrowed money as described under clause (a) or (c) of the definition of Indebtedness of the Borrower or any Subsidiary of the Borrower to the extent the issuance or incurrence of such Indebtedness occurs within 12 months of the maturity of the applicable Indebtedness being refinanced and pay any fees or other amounts in respect thereof (including any prepayment or redemption premiums and accrued interest thereon) and (xii) Indebtedness (other than the New Permanent Financing) in an outstanding principal amount not to exceed $750,000,000 in the aggregate

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

“Default” means any Event of Default or any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.

“Default Rate” means the interest rate described in Section 3.7.

“Defaulting Bank” means at any time, subject to Section 2.9(c), (i) any Bank that has failed for two or more Banking Days to comply with its obligations under this Agreement to make an Advance, or make any other payment due hereunder (each, a “funding obligation”), unless such Bank has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Bank that has notified the Administrative Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Bank’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Bank that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Administrative Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Bank that has, for two or more Banking Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank will cease to be a Defaulting Bank solely pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (v) any Bank with respect to which a Bank Insolvency Event has occurred and is continuing with respect to such Bank or its Parent Company; provided that a Bank Insolvency Event shall not be deemed to occur with respect to a Bank or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Bank or Parent Company by a Governmental Agency or instrumentality thereof where such action does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Agency or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank . Any determination by the Administrative Agent that a Bank is a Defaulting Bank under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Bank will be deemed to be a Defaulting Bank (subject to Section 2.9(c)) upon notification of such determination by the Administrative Agent to the Borrower and the Banks.

“Designated Deposit Account” means a deposit account designated by a Borrower in its Request for Loan submitted with respect to each Loan.

“Dollars” or “$” means United States Dollars.

“Duration Fee” means with respect to any Bank, as of any date of determination, the amount equal to (a) the Duration Percentage in effect on such date of determination, times (b) the sum of (i) the aggregate principal amount of all outstanding Advances, and (ii) the amount of the Commitment, in each case held by such Bank on such date of determination.

“Duration Percentage” means as of any day set forth below, the rate set forth below under the heading “Duration Percentage” opposite such day:

Day after Initial Funding Date:	Duration Percentage:
90th day	0.50%
180th day	0.75%
270th day	1.00%

“Effective Date” has the meaning set forth in Section 8.1.

“EGM” means “EGM” under and as defined in the Transaction Agreement.

“EGM Resolutions” means “EGM Resolutions” under and as defined in the Transaction Agreement.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.9(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.9(b)(iii)).

“Eligible Subsidiary” means any of the wholly-owned Subsidiaries of the Borrower.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is, or was at any time, maintained or contributed to by the Borrower or with respect to any such plan that is subject to Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, any of its ERISA Affiliates.

“Environmental Laws” means all plans, policies or decrees binding on the Borrower and its Subsidiaries in accordance with applicable statutes, ordinances, orders, rules or regulations and all statutes, ordinances, orders, rules or regulations and the like, in each case, relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the release or threatened release of hazardous materials, (ii) the generation, use, storage, transportation or disposal of hazardous materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), each as amended or supplemented, and any analogous future or present local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means the issuance of any Equity Interests (including equity-linked securities) by the Borrower except (a) issuances intended to be used by the Borrower as consideration for any acquisition (including any increase in the cash consideration for the Target Shares pursuant to the Scheme or in a Takeover Offer from the cash consideration set forth in the Transaction Agreement as in effect on the Effective Date), (b) issuances pursuant to, or in connection with, any employee compensation plans, equity incentive plans, employee stock plans, dividend reinvestment plans and retirement plans or issued as compensation to employees and/or non-employee directors or upon conversion or exercise of outstanding options or other equity awards, (c) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by Persons other than the Borrower or its Subsidiaries under applicable Law, (d) issuances among the Borrower and its affiliates, and (e) other equity issuances (including issuances of preferred stock of the Borrower) with aggregate net cash proceeds in amount up to $250,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

“ERISA Affiliate”, as applied to any Person, means (i) any corporation which is, or was at any time, a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is, or was at any time, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is, or was at any time, a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is, or was at any time, a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC, or the penalty for failure to provide such notice, has been waived by regulation or by PBGC technical update); (ii) the failure to meet the minimum funding standard of Sections 412 and 430 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability therefor pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate under Section 4042 of ERISA any Pension Plan, or the occurrence of any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by the Borrower or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of

ERISA; (viii) the imposition on the Borrower or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409 or 502(c), (i) or (l) or 4071 of ERISA in respect of any Pension Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against the Borrower or any of its ERISA Affiliates in connection with any such Pension Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) the conditions for imposition of a Lien under Section 303(k) of ERISA shall have been met with respect to any Pension Plan.

“Erroneous Payment” has the meaning assigned to it in Section 10.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 10.11(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 10.11(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 10.11(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 10.11(e).

“Event of Default” shall have the meaning provided in Section 9.1.

“Excluded Taxes” has the meaning set forth in Section 3.10(d).

“Existing Credit Agreement” means the second amended and restated credit agreement dated as of December 12, 2019, as amended or supplemented from time to time, among the Borrower, the lenders thereto, Citibank N.A., as the administrative agent and an issuing bank, and JPMorgan Chase Bank, N.A., as syndication agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such published intergovernmental agreements.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the rate on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Banking Day next succeeding such day; provided that (i) if such day is not a Banking Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Banking Day as so published on the next succeeding Banking Day, and (ii) if no such rate is so published on such next succeeding Banking Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Bank, on such day on such transactions as determined by the Administrative Agent; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means that certain syndication and fee letter, dated as of the date hereof, between the Arrangers and the Borrower.

“Finance Lease” means, as to any Person, a lease of any Property by that Person as lessee that is, or should be recorded as a “finance lease” on the balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles.

“Fiscal Quarter” means the fiscal quarter of the Borrower consisting of a three month fiscal period ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of the Borrower consisting of a twelve month fiscal period ending on each December 31.

“Foreign Bank” has the meaning set forth in Section 11.27(a)(i).

“Foreign Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” means each date on which any Advance is made hereunder, including the Initial Funding Date.

“Generally Accepted Accounting Principles” means generally accepted accounting principles in the United States of America. The term “Generally Accepted Accounting Principles” shall be read in each instance as if the words “consistently applied” followed immediately thereafter, meaning that the accounting principles applied are consistent in all material respects (except for changes concurred in by the Borrower’s independent public accountants) to those applied at prior dates or for prior periods.

“Governmental Agency” means (a) any foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other nongovernmental authority to whose jurisdiction that Person has consented.

“High Court” means the High Court of Ireland.

“Indebtedness” means, as to any Person, (a) all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under Finance Leases which is properly recorded as a liability on a balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles, (c) to the extent of the outstanding Indebtedness thereunder, any obligation of such Person that is evidenced by a promissory note or other similar instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable in the ordinary course of business), (e) any obligation of such Person of the nature described in clauses (a), (b), (c) or (d) above that is secured by a Lien on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the lesser of the face amount of the obligation or the fair market value of the assets so subject to the Lien, (f) obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) any obligation of such Person to reimburse the issuer of any letter of credit issued for the account of such Person upon which and only to the extent a draw has been made and (h) in the case of the Borrower, the net obligations of the Borrower under Swap Agreements. Notwithstanding the provisions listed above, Indebtedness shall not include any intercompany loans made by the Borrower to a Subsidiary or by any Subsidiary to another Subsidiary or by any Subsidiary to the Borrower. As of any date of determination, the amount of the Borrower’s Indebtedness with respect to (1) Swap Agreements shall be equal to the net marked-to-market value (if negative) for the Borrower for all such Swap Agreements taken as a whole and (2) obligations under clause (d) shall be the stated balance sheet amount of such obligations, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles, of the Borrower and its Consolidated Subsidiaries on that date.

“Indemnified Taxes” has the meaning set forth in Section 3.10(d).

“Indemnitees” has the meaning set forth in Section 11.12.

“Initial Funding Date” means the date on which the first Advance is made hereunder.

“Interest Period” means, as to each Term Rate Advance, the period commencing on the date specified by the Borrower of such Advance pursuant to Section 2.1(b) and ending 1, 3 or 6 months thereafter, as specified by the applicable Borrower in the applicable Request for Loan; provided that:

(a)	The first day of any Interest Period shall be a Banking Day;

(b)

Any Interest Period that would otherwise end on a day that is not a Banking Day shall be extended to the next succeeding Banking Day unless such Banking Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Banking Day; and

(c)	No Interest Period shall extend beyond the final Maturity Date.

“Ireland” means Ireland, excluding Northern Ireland, and the word “Irish” shall be construed accordingly.

“Irish Companies Act” means the Companies Act 2014 of Ireland.

“Laws” means, collectively, all foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or controlling precedents of any Governmental Agency.

“Level” means Level 1, Level 2, Level 3, Level 4 or Level 5, as the case may be, provided, however that if, as of any date of determination, (a) there is a one Level difference between (x) the Level that would be applicable if such Level were determined solely by reference to the rating assigned by S&P (the “Hypothetical S&P Level”) and (y) the Level that would be applicable if such Level were determined solely by reference to the rating assigned by Moody’s (the “Hypothetical Moody’s Level”) then the “Level” for such date shall be deemed to be the higher of the Hypothetical S&P Level and the Hypothetical Moody’s Level and (b) there is a two Level or more difference between the Hypothetical S&P Level and the Hypothetical Moody’s Level, then the “Level” for such date shall be deemed to be the middle Level between the Hypothetical S&P Level and the Hypothetical Moody’s Level, and if such middle Level does not exist, then the “Level” for such date shall be deemed to be the lower of the middle two Levels between the Hypothetical S&P Level and the Hypothetical Moody’s Level (for these purposes Level 1 being higher than Level 2, etc.).

“Level 1” means that, as of any date of determination, the Long-Term Debt carries either of the following ratings:

“A” or higher from S&P

“A2” or higher from Moody’s.

“Level 2” means that, as of any date of determination, the criteria of Level 1 are not satisfied and the Long-Term Debt carries either of the following ratings:

“A-” from S&P

“A3” from Moody’s.

“Level 3” means that, as of any date of determination, the criteria of neither Level 1 nor Level 2 are satisfied and the Long-Term Debt carries either of the following ratings:

“BBB+” from S&P

“Baa1” from Moody’s.

“Level 4” means that, as of any date of determination, the criteria of none of Level 1, Level 2 or Level 3 are satisfied and the Long-Term Debt carries either of the following ratings:

“BBB” from S&P

“Baa2” from Moody’s.

“Level 5” means that, as of any date of determination, the criteria of none of Level 1, Level 2, Level 3 or Level 4 are satisfied.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

“Loan” means any group of Advances made at any one time by the Banks pursuant to Article 2.

“Loan Documents” means, collectively, this Agreement, the Notes, the Fee Letter, and any Request for Loan, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Long Stop Date” means the earlier of (a) the first anniversary of the Effective Date and (b) the “End Date” under and as defined in the Transaction Agreement.

“Long-Term Debt” means senior, unsecured, long-term-debt securities of the Borrower.

“Majority Banks” means, as of any date of determination, Banks to which more than 50% of the aggregate Total Outstandings is owed or, if Total Outstandings at such time are zero, Banks whose aggregate Commitments are greater than 50% of the Commitments then in effect; provided that if any Bank shall be a Defaulting Bank at such time, there shall be excluded from the determination of Majority Banks at such time the Total Outstandings owed to such Defaulting Bank at such time or, if the Total Outstandings at such time are zero, the Commitments of such Bank at such time, as applicable.

“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events:

(a)	where the Target Acquisition proceeds by way of a Scheme:

(i) the Scheme Meeting or the EGM shall have been completed and the Scheme Meeting Resolution or the Required EGM Resolutions, as applicable, shall not have been approved by the requisite majorities;

(ii) the High Court shall decline or refuse to sanction the Scheme, which decision has become final and non-appealable;

(iii) either the Scheme lapses or it is withdrawn, unless the Borrower has elected to convert the Scheme to a Takeover Offer in accordance with Section 3.6 of the Transaction Agreement;

(iv) the Scheme Circular is not dispatched within 28 days of the date of the Scheme Press Announcement (or such later date as the Takeover Panel may permit);

(v) a Court Order(s) is issued but not filed with the Registrar within 21 calendar days of its issuance; or

(vi) the date which is 15 days after the Scheme Effective Date, or such later date permitted by the Takeover Panel;

(b)	where the Target Acquisition proceeds by way of a Takeover Offer:

(i) such Takeover Offer lapses, terminates or is withdrawn; or

(ii) the Takeover Offer Document(s) is not dispatched within 28 days (or such longer period permitted by the Takeover Panel) of the date of issue of the Offer Press Announcement;

(c)	the time at which all payments made or to be made for Certain Funds Purposes have been paid in full in cleared funds; or

(d)	the Long Stop Date,

provided that, for the avoidance of doubt, a switch from a Scheme to a Takeover Offer or from a Takeover Offer to a Scheme (or, for the avoidance of doubt, any amendment to the terms or conditions of a Scheme or a Takeover Offer) shall not constitute a lapse, termination or withdrawal for the purposes of this definition.

“Material Adverse Effect” means a circumstance or set of circumstances or events affecting the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, that have a material adverse effect, individually or in the aggregate, upon the ability (i) of the Borrower and its Subsidiaries, taken as a whole, to perform under the Loan Documents or (ii) of the Banks to enforce, the Obligations under the Loan Documents.

“Maturity Date” means the date that is 364 days after the Initial Funding Date.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any of its ERISA Affiliates is contributing, or within the preceding six (6) years has contributed, or to which the Borrower or any of its ERISA Affiliates has, or within the preceding six (6) years has had, an obligation to contribute.

“Net Cash Proceeds” means:

(a) with respect to any sale or other disposition of assets by the Borrower or any Subsidiary of the Borrower outside the ordinary course of business (as determined in good faith by the Borrower), including issuance of Equity Interests by the Borrower’s Subsidiaries, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof, (B) the fees and expenses incurred by the Consolidated Group in connection therewith, (C) taxes paid or reasonably estimated to be payable by the Consolidated Group in connection with such transaction, (D) the funded escrow established pursuant to the documents governing such dispositions to secure indemnification and purchase price adjustments; provided that any amounts released from escrow shall constitute Net Cash Proceeds; (E) the amount of reserves established by the Consolidated Group in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with GAAP; and (F) the pro rata portion of the cash received in connection therewith attributable to minority interests and not available for distribution to or for the account of the Borrower or any of its wholly-owned subsidiaries as a result thereof; provided that if the amount of such reserves exceeds the amounts charged against such reserves, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds; provided, further, that if no Event of Default exists and the Borrower shall deliver to the Administrative Agent a certificate of a Senior Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Consolidated Group’s intention to use any portion of such proceeds in assets useful in the business of the Consolidated Group within the Reinvestment Period, such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent not, within the Reinvestment Period, so used;

(b) with respect to the borrowing, issuance or other incurrence of Indebtedness for borrowed money as described under clause (a) or (c) of Indebtedness (including loans, hybrid securities, and debt securities convertible into equity) by the Borrower or any Subsidiary of the Borrower, the excess, if any, of (i) cash received by the Consolidated Group in connection with such incurrence, issuance, offering or placement over (ii) the sum of (A) payments made to retire any Indebtedness that is required to be repaid in connection with such issuance, offering or placement (other than the Advances) and (B) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower and its Subsidiaries in connection with such incurrence, issuance, offering or placement; and

(c) with respect to the issuance of any Equity Interests (including equity-linked securities) by the Borrower, the excess of (i) the cash received by the Borrower in connection with such issuance over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Consolidated Group in connection with such issuance.

“New Permanent Financing” has the meaning set forth in the Preliminary Statements.

“New Senior Notes” has the meaning set forth in the Preliminary Statements.

“New Term Loan Facility” has the meaning set forth in the Preliminary Statements.

“Non-Defaulting Bank” means, at any time, a Bank that is not a Defaulting Bank or a Potential Defaulting Bank.

“Notes” means any of the promissory notes made by the Borrower in favor of a Bank in accordance with Section 2.1(e) to evidence Advances made by that Bank under the Commitments, substantially in the form of Exhibit B, as originally executed or as the same may from time to time be supplemented, modified, amended, renewed or extended.

“Notice of Conversion/Continuation” has the meaning specified in Section 2.5(a).

“Obligations” means all present and future monetary obligations of every kind or nature of the Borrower at any time and from time to time owed to the Arrangers, the Administrative Agent, the Syndication Agent or the Banks or any one or more of them under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights and interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against the Borrower or any Subsidiary of the Borrower.

“Offer Conversion Notice” has the meaning set forth in Section 5.10.

“Offer Documents” means the Takeover Offer Document and the Offer Press Announcement.

“Offer Press Announcement” means the formal press announcement of the Takeover Offer required to be issued in compliance with Rule 2.7 of the Takeover Rules in relation to the Takeover Offer following service of an Offer Conversion Notice.

“Original Currency” has the meaning set forth in Section 1.1(a).

“Other Connection Taxes” means, with respect to the Administrative Agent or any Bank, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Bank and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning set forth in Section 3.10(d).

“Parent Company” means, with respect to a Bank, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Bank, or if such Bank does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the shares of such Bank.

“Participant” has the meaning set forth in Section 11.9(c).

“Participant Register” has the meaning set forth in Section 11.9(e).

“Patriot Act” has the meaning set forth in Section 11.29.

“Payment Recipient” has the meaning assigned to it in Section 10.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereto).

“Pension Plan” means any Employee Benefit Plan other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA.

“Permitted Encumbrances” means:

(a)

inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by Generally Accepted Accounting Principles shall have been made therefor;

(b)

Liens for taxes and assessments on real property which are not yet past due, or Liens for taxes and assessments on real property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of non-payment of the obligations secured by such Liens, no such material real property is subject to a material risk of loss or forfeiture;

(c)

easements, exceptions, reservations, or other agreements granted or entered into for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such real property for the purposes for which it is or may reasonably be expected to be held;

(d)	rights reserved to or vested in any Governmental Agency by Law to control or regulate, or obligations or duties under Law to any Governmental Agency with respect to, the use of any real property;

(e)

rights reserved to or vested in any Governmental Agency by Law to control or regulate, or obligations or duties under Law to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

(f)	present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of real property;

(g)

statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by Generally Accepted Accounting Principles shall have been made therefor;

(h)	Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(i)

Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which the Borrower or a Subsidiary is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16-2/3% of the annual fixed rentals payable under such lease;

(j)	Liens consisting of deposits of Property to secure statutory obligations of the Borrower or a Subsidiary of the Borrower in the ordinary course of its business;

(k)

Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the Borrower or a Subsidiary of the Borrower is a party in the ordinary course of its business;

(l)

purchase money Liens or purchase money security interests upon or in any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

(m)

Liens on an asset to secure all or any part of the cost of development or construction of such asset or improvements thereon and which shall be released or satisfied within 120 days after completion of such development or construction;

(n)

Liens on an asset created in connection with the acquisition, construction or development of additions, extensions or improvements to such asset which shall be financed by obligations described in Sections 142, 144(a) or 144(c) of the Code, as amended, or by obligations entitled to substantially similar tax benefits under other legislation or regulations in effect from time to time;

(o)	Liens on property subject to escrow or similar arrangements established in connection with litigation settlements;

(p)

Liens on an asset required in connection with any program, law, statute or regulation of any state or local authority which provides financial or tax benefits not available without such Lien, provided that substantially all of the obligations secured by such Lien are obligations that are in lieu of, or reduce, a property tax or other payment obligation that itself would have been secured by a Lien permitted hereunder;

(q)	Liens on Property securing any intercompany loans made by the Borrower to a Subsidiary or by any Subsidiary to another Subsidiary; and

(r)	Liens on the Target Shares (or any of them) securing any indebtedness or any obligations whatsoever.

“Person” means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, estate, unincorporated organization, business association, tribe, firm, joint venture, Governmental Agency, or otherwise.

“Platform” has the meaning set forth in Section 11.7(d)(i).

“Potential Defaulting Bank” means, at any time, (i) any Bank with respect to which an event of the kind referred to in the definition of “Bank Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Bank, (ii) any Bank that has notified, or whose Parent Company or a financial institution affiliate thereof has notified, the Administrative Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, unless such writing or statement states that such position is based on such Bank’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or (iii) any Bank that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination by the Administrative Agent that a Bank is a Potential Defaulting Bank under any of clauses (i) through (iii) above will be conclusive and binding absent manifest error, and such Bank will be deemed a Potential Defaulting Bank (subject to Section 2.9(c)) upon notification of such determination by the Administrative Agent to the Borrower and the Banks.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Qualifying Revolving Facility” means a revolving credit facility entered into by the Borrower, all or a portion of the proceeds of which will be used for Certain Funds Purposes and the commitments (or a portion thereof) under which are subject to conditions precedent to funding that are no less favorable to the Borrower than the conditions set forth herein to the funding of the Bridge Facility, as determined by the Borrower in its reasonable discretion.

“Qualifying Term Loan Facility” means a term loan facility entered into by the Borrower, the proceeds of which will be used for Certain Funds Purposes and that is subject to conditions precedent to funding that are no less favorable to the Borrower than the conditions set forth herein to the funding of the Bridge Facility, as determined by the Borrower in its reasonable discretion.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Reference Rate” means (a) the Term SOFR Reference Rate, or (b) the Adjusted Term SOFR.

“Refinanced Existing Target Indebtedness” means (a) Indebtedness under that certain Credit Agreement, dated as of May 7, 2015, by and among Horizon Therapeutics USA, Inc., Horizon Therapeutics plc (f/k/a Horizon Pharma Public Limited Company), the subsidiary guarantors party thereto, the lenders party thereto from time to time and Citibank, N.A., as administrative agent and collateral agent, (b) Indebtedness under the 5.5% Senior Notes due 2027 issued pursuant to that certain Indenture dated as of July 16, 2019, by and among Horizon Therapeutics USA, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee, and (c) any other indebtedness of the Target or any of its Subsidiaries required or desirable to be repaid on or about the Initial Funding Date, including (i) close-out or termination costs (if applicable) in connection with any derivative instruments to which the Target or any of its Subsidiaries is party, and (ii) any amounts required to cash collateralize any letters of credit or similar instruments in respect of which the Target (or any of its Subsidiaries) is the underlying account party or obligor in respect of such instrument.

“Register” has the meaning set forth in Section 11.9(g).

“Registrar” means the means the Registrar of Companies in Dublin, Ireland, as defined in Section 2 of the Irish Companies Act.

“Regulation D” means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Regulation U” means Regulation U, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Reinvestment Period” means, with respect to any Net Cash Proceeds received in connection with any Asset Sale, the period of 6 months following the receipt of such Net Cash Proceeds; provided that, in the event that, during such 6 month period, a member of the Consolidated Group enters into a binding commitment to reinvest any Net Cash Proceeds, the Reinvestment Period with respect to such Net Cash Proceeds shall be the period of 6 months following the receipt of such Net Cash Proceeds.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Request for Loan” means a written request for a Loan substantially in the form of Exhibit E, signed by a Senior Officer of the applicable Borrower and properly completed to provide all information required to be included therein.

“Required EGM Resolutions” has the meaning under and as defined in the Transaction Agreement.

“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“S&P” means S&P Global Ratings, or any successor thereto.

“Scheme” means the “Scheme” under and as defined in the Transaction Agreement.

“Scheme Circular” means the “Scheme Document” under and as defined in the Transaction Agreement.

“Scheme Consideration” means “Consideration” under and as defined in the Transaction Agreement.

“Scheme Documents” means the Scheme Press Announcement and the Scheme Circular.

“Scheme Effective Date” means the date of delivery to the Registrar of the Court Order.

“Scheme Meeting” means “Scheme Meeting” under and as defined in the Transaction Agreement.

“Scheme Meeting Resolution” means “Scheme Meeting Resolution” under and as defined in the Transaction Agreement.

“Scheme Press Announcement” means the “Rule 2.7 Announcement” under and as defined in the Transaction Agreement, with respect to the Scheme.

“Securities” means any capital stock, share, voting trust certificate, bond, debenture, note or other evidence of indebtedness, limited partnership interest, or any warrant, option or other right to purchase or acquire any of the foregoing.

“Senior Officer” means the (a) chief executive officer, (b) chief operating officer, (c) chief financial officer, (d) chief accounting officer, (e) corporate controller, (f) treasurer, (g) assistant treasurer, (h) any senior vice president, or (i) any executive vice president, in each case whatever the title nomenclature may be, of the Person designated.

“Shareholders’ Equity” means, as of any date of determination, shareholders’ equity as of that date determined in accordance with Generally Accepted Accounting Principles; provided that there shall be excluded from Shareholders’ Equity any amount attributable to capital stock that is, directly or indirectly, required to be redeemed or repurchased by the issuer thereof at a specified date or upon the occurrence of specified events or at the election of the holder thereof.

“Significant Subsidiary” has the meaning set forth in Section 4.4.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Squeeze Out Notice” means a notice given under Chapter 2 of Part 9 of the Irish Companies Act given by Bidco to a Target Shareholder who has not accepted the Takeover Offer and implementing the Squeeze Out Procedures.

“Squeeze Out Procedures” means the procedures set out in Chapter 2 of Part 9 of the Irish Companies Act for the compulsory acquisition of any minority shareholders in an Irish company.

“Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company, partnership or joint venture, whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities or other ownership interests having ordinary voting power for the election of directors or other governing body (other than securities or other ownership interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership or joint venture, of which such Person or a Subsidiary of such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries, excluding any partnership or joint venture over which the Person or Subsidiary of such Person does not exercise actual control.

“Successor Rate Conforming Changes” means, with respect to any proposed Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, Daily Margin, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent and the Borrower, to reflect the adoption of such Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent and the Borrower determine in good faith and in a commercially reasonable manner that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Successor Rate exists, in such other manner of administration as determined in the good faith and commercially reasonable discretion of the Administrative Agent and the Borrower).

“Swap Agreement” means a written agreement between the Borrower and one or more financial institutions providing for “swap”, “collar” or other interest rate protection (other than “caps”) with respect to any Indebtedness.

“Syndication Agent” means Bank of America, when acting in its capacity as the syndication agent under any of the Loan Documents.

“Takeover Offer” means the “Takeover Offer” under and as defined in the Transaction Agreement.

“Takeover Offer Document” means the “Takeover Offer Document” under and as defined in the Transaction Agreement.

“Takeover Panel” means the Irish Takeover Panel.

“Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules, 2022 and the Irish Takeover Panel Act, 1997, Substantial Acquisition Rules, 2022.

“Target” means Horizon Therapeutics Public Limited Company, a public limited company incorporated under the laws of Ireland (with registration number 507678) having its registered office at 70 St. Stephen’s Green, Dublin, D02 E2X4, Ireland.

“Target Acquisition” means the direct or indirect acquisition by the Borrower, pursuant to a Scheme or a Takeover Offer, of all of the outstanding shares of Target which are subject to the Scheme or Takeover Offer (and, in the case of a Takeover Offer, together with the Squeeze Out Procedures) (as the case may be) for cash consideration.

“Target Shares” means all of the issued and to be issued share capital of the Target.

“Taxes” has the meaning set forth in Section 3.10(d).

“Term Rate Advance” means an Adjusted Term SOFR Rate Advance.

“Term SOFR” means,

(a) for any calculation with respect to an Adjusted Term SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and this Agreement has not been amended to implement a Successor Rate, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and this Agreement has not been amended to implement a Successor Rate, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day; provided that if Term SOFR determined as provided under this clause (b) shall ever be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Outstandings” means, as of any date of determination, the sum on that date of the aggregate outstanding principal amount of the Advances.

“Transaction Agreement” means the Transaction Agreement, dated as of December 11, 2022, by and among the Borrower, Bidco and the Target. Any reference herein to a section of, or term defined in, the Transaction Agreement means such section or term as defined in the Transaction Agreement in the form delivered to the Arrangers on or prior to the Effective Date.

“Transactions” has the meaning set forth in the Preliminary Statements.

“Type” when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is a Base Rate Advance or a Term Rate Advance.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Unconditional Date” means the date on which the Takeover Offer is declared or becomes unconditional in all respects.

“Unused Portion” means the Commitments, less Total Outstandings.

1.2

Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

1.3

Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with Generally Accepted Accounting Principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries most recently delivered to the Banks; provided, that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 6 to eliminate the effect of any change in Generally Accepted Accounting Principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Majority Banks wish to amend Article 6 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of Generally Accepted Accounting Principles in effect immediately before the relevant change in Generally Accepted Accounting Principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Majority Banks.

1.4

Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.5

Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.6

References to “the Borrower and its Subsidiaries”. Any reference herein to “the Borrower and its Subsidiaries” or the like shall refer solely to the Borrower during such times, if any, as the Borrower shall have no Subsidiaries.

1.7

Miscellaneous Terms. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation. An Event of Default or Certain Funds Default is “continuing” if it has not been remedied or waived.

1.8

Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

1.9

Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Successor Rate), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Successor Rate) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Successor Rate prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Successor Rate Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any alternative, successor or replacement rate (including any Successor Rate) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any Successor Rate, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 2

LOANS

2.1	Advances - General.

(a)

Subject to the terms and conditions set forth in this Agreement, each Bank shall, severally and not jointly, make Advances to the Borrower during the Availability Period in an amount equal to its ratable share (based on the Banks’ Commitments) of the Loan requested hereunder by the Borrower, which amount in any case shall not exceed such Bank’s Commitment immediately prior to the making of such Advance; provided that all Loans made pursuant to this Section 2.1 shall be made on no more than two (2) Funding Dates. Advances borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed.

(b)

Subject to the next sentence, each Loan under this Section 2.1 shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan and (ii) Type of Loan, (iii) amount of such Loan and (iv) Interest Period for such Loan. Unless the Administrative Agent has notified, in its sole and absolute discretion, the Borrower to the contrary, a Loan may be requested by telephone by a Senior Officer of the Borrower, in which case the Borrower shall promptly confirm such request by transmitting a telecopy or other electronic communication of, or at the Administrative Agent’s request by mailing, a Request for Loan executed by a Senior Officer of the Borrower conforming to the preceding sentence to the Administrative Agent.

(c)

Promptly following receipt of a Request for Loan (or the receipt of a substitute request permitted under the second sentence of Section 2.1(b)), the Administrative Agent shall notify each Bank by telephone (so long as such notice by telephone is promptly followed by a notice in writing) or telecopier or other electronic communication (the method of notice shall be at the Administrative Agent’s option) of the date and type of the Loan, the applicable Interest Period and the amount of that Bank’s ratable share (based on the Banks’ Commitments) of the Loan. Not later than 2:00 p.m., New York time, on the date specified for any Loan subject to the provisions of Sections 2.2 and

2.3, each Bank shall make its ratable share (based on the Banks’ Commitments) of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent’s Office. Upon fulfillment of the applicable conditions set forth in Article 8 and subject to the provisions of Sections 2.2 and 2.3, all Advances shall be credited in immediately available funds to the Designated Deposit Account.

(d)	Each Loan under the Commitments shall be in a minimum amount of $2,000,000 and multiples of $1,000,000 in excess of that amount.

(e)

If so requested by any Bank by written notice to the Borrower (with a copy to the Administrative Agent) at least two Banking Days prior to the Initial Funding Date or at any time thereafter, the Borrower shall execute and deliver to such Bank (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Bank pursuant to Section 11.9) on the Initial Funding Date (or, if such notice is delivered after the Initial Funding Date, promptly after the Borrower’s receipt of such notice) a promissory note or promissory notes to evidence such Bank’s Advances under its Commitment, substantially in the form of Exhibit B.

(f)	A Request for Loan shall be irrevocable upon the Administrative Agent’s first notification thereof.

(g)

In connection with the use, administration, adoption or implementation of Adjusted Term SOFR, the Administrative Agent and the Borrower will have the right to make Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement. The Administrative Agent will promptly notify the Banks of the effectiveness of any Successor Rate Conforming Changes in connection with the use or administration of Adjusted Term SOFR.

2.2

Base Rate Advances. Each request by a Borrower for a Base Rate Advance shall be made pursuant to a Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 12:00 noon, New York time, on the date of a proposed Base Rate Advance. All Advances denominated in Dollars shall constitute Base Rate Advances unless properly designated as Adjusted Term SOFR Rate Advances pursuant to Section 2.3.

2.3	Term Rate Advances.

(a)

Each request by the Borrower for an Adjusted Term SOFR Rate Advance shall be made pursuant to a Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 1:00 p.m., New York time, at least three (3) U.S. Government Securities Business Days before the first day of the applicable Interest Period.

(b)

On the second U.S. Government Securities Business Day before the first day of the applicable Interest Period in the case of Adjusted Term SOFR Rate Advances, the Administrative Agent shall determine the applicable Adjusted Term SOFR (which determination shall be conclusive in the absence of manifest error), and prior to 1:00 p.m., New York time on that same day shall give notice of the same to the Borrower and the Banks by telephone or telecopier or other electronic communication (the method of notice shall be at the Administrative Agent’s option).

(c)

Prior to the submission of a Request for Loan with respect to a Term Rate Advance, the Borrower may request the Administrative Agent to provide a non-binding estimate of the Adjusted Term SOFR that would then apply in the event the Borrower submitted a Request for Loan.

2.4	Voluntary Reduction of Commitments.

(a)

The Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least two days prior written notice to the Administrative Agent, to voluntarily reduce, permanently and irrevocably, in a minimum amount of $5,000,000 and multiples of $1,000,000 in excess thereof, or to terminate, all or a portion of the then Unused Portion of the Commitments; provided that any such reduction or termination shall be accompanied by payment of all accrued and unpaid facility fees with respect to the portion of the Commitments being reduced or terminated. Any such notice of reduction may be conditioned upon the successful closing of a new financing and the Administrative Agent will promptly notify each Bank thereof and of such Bank’s portion of the Commitments being reduced.

(b)

The Borrower shall have the right, at any time, upon at least three (3) Banking Days’ notice to a Defaulting Bank (with a copy to the Administrative Agent), to terminate in whole such Defaulting Bank’s Commitments under this Section 2.4(b). The Borrower will pay all principal of, and interest accrued to the date of such payment on, Advances owing to such Defaulting Bank and pay any accrued facility fee payable to such Defaulting Bank pursuant to Section 3.2 and all other amounts payable to such Defaulting Bank hereunder (including but not limited to any increased costs, additional interest or other amounts owing under Sections 3.5 and 3.6 and any indemnification for Taxes under Section 3.10) and upon such payments, the obligations of such Defaulting Bank hereunder shall, by the provisions hereof, be released and discharged; provided, however, that (i) such Defaulting Bank’s rights under Sections 3.5 and 3.6 shall survive such release and discharge as to matters occurring prior to such date and (ii) no claim that the Borrower may have against such Defaulting Bank arising out of such Defaulting Bank’s default hereunder shall be released or impaired in any way. The aggregate amount of the Commitments of the Banks once reduced pursuant this Section 2.4(b) may not be reinstated; provided, however, that if pursuant to this Section 2.4(b), the Borrower shall pay to a Defaulting Bank any principal of, or interest accrued on, the Advances owing to such Defaulting Bank, then the Borrower shall either (x) confirm to the Administrative Agent that, except as disclosed by the Borrower and approved in writing by the Administrative Agent, acting at the direction of the Majority Banks, the representations and warranties contained in Article 4, other than Sections 4.4, 4.6 and 4.8, are true and correct in all material respects (except that to the extent any representation or warranty is qualified by materiality, it is true and correct in all respects) on and as of such date of payment as though made on that date (except to the extent such representations and warranties specifically relate to an earlier date in which case they are true and correct in all material respects (except that to the extent any representation or warranty is qualified by materiality, it is true and correct in all respects) as of such earlier date) and no Default has occurred and is continuing or (y) pay or cause to be paid a ratable payment of principal and interest to all Banks who are not Defaulting Banks.

2.5	Voluntary Conversion or Continuation of Advances.

(a)

The Borrower may on any Banking Day upon notice given to the Administrative Agent not later than 12:00 noon (New York City time) on the third U.S. Government Securities Business Day prior to the date of the proposed Conversion or continuance (a “Notice of Conversion/Continuation”) and subject to the provisions of Section 2.3, (1) Convert all or any portion of Advances of one Type into Advances made to the Borrower of another Type and (2) upon the expiration of any Interest Period applicable to Advances which are Term Rate Advances, continue all (or, subject to Section 2.3, any portion of) such Advances as Term Rate Advances and the succeeding Interest Period(s) of such continued Advances shall commence on the last day of the Interest Period of the Advances to be continued; provided, however, that any Conversion of any Term Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Term Rate Advances. Each such Notice of Conversion/Continuation shall, within the restrictions specified above, specify (i) the date of such continuation or Conversion, (ii) the Advances (or, subject to Section 2.3, any portion thereof) to be continued or Converted, (iii) if such continuation is of, or such Conversion is into, Term Rate Advances, the duration of the Interest Period of each such Advance, and (iv) in the case of a continuation of or a Conversion into a Term Rate Advance, that no Event of Default has occurred and is continuing. Each Conversion or continuation shall be in a minimum amount of $2,000,000, and multiples of $1,000,000.

(b)

If upon the expiration of the then existing Interest Period applicable to any Advance which is a Term Rate Advance, the Borrower thereof shall not have delivered a Notice of Conversion/Continuation in accordance with this Section 2.5, then such Advance if it is an Advance of Dollars shall upon such expiration automatically be continued as a Term Rate Advance with an Interest Period of one month.

(c)

After the occurrence of and during the continuation of an Event of Default, the Borrower may not elect to have an Advance be made or continued as, or Converted into, a Term Rate Advance after the expiration of any Interest Period then in effect for that Advance.

2.6

Administrative Agent’s Right to Assume Funds Available for Advances. Unless the Administrative Agent shall have been notified by any Bank no later than the time of the funding by the Administrative Agent of any Loan that such Bank does not intend to make available to the Administrative Agent such Bank’s its ratable share (based on the Banks’ Commitments) of the total amount of such Loan, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If the Administrative Agent has made funds available to the Borrower based on such assumptions and such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Bank, which demand shall be made in a reasonably prompt manner. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent promptly shall notify the applicable Borrower and the Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Bank interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the average overnight federal funds rate. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or the Borrower may have against any Bank as a result of any default by such Bank hereunder.

2.7	Mandatory Commitment Termination or Reduction.

(a)

In the event that the Borrower actually receives any Net Cash Proceeds arising from any Equity Issuance or the Borrower or any of its Subsidiaries actually receives any Net Cash Proceeds arising from any Debt Issuance (other than a Debt Issuance under any committed term loan or revolving facility that has reduced the Commitments hereunder pursuant to clause (b) below) or Asset Sale, in each case which Net Cash Proceeds are received during the period commencing on the Effective Date and ending on the last day of the Availability Period, then the Commitments then outstanding shall be automatically reduced in an amount equal to (x) 100% of such Net Cash Proceeds on the date of receipt by the Borrower or, as applicable, any Subsidiary of the Borrower of such Net Cash Proceeds, less (y) if such Net Cash Proceeds are received by the Borrower after the Initial Funding Date, the amount of such Net Cash Proceeds applied to prepay the Advances pursuant to Section 2.8(a). The Borrower shall promptly notify the Administrative Agent of the receipt by the Borrower, or, as applicable, any other member of the Consolidated Group, of such Net Cash Proceeds from any Equity Issuance, Debt Issuance or Asset Sale, and such notice shall be accompanied by a reasonably detailed calculation of the Net Cash Proceeds received. Notwithstanding the foregoing, mandatory commitment reductions with respect to Net Cash Proceeds from Debt Issuances or Asset Sales received by a Foreign Subsidiary shall not be required if and for so long as the Borrower has determined in good faith (which determination shall be conclusive) that repatriation to the Borrower of such Net Cash Proceeds (x) would have adverse tax consequences (and, in the case of Debt Issuances, such adverse tax consequences are material), (y) would be prohibited, delayed or restricted under applicable local law or (z) would violate the applicable organizational documents of such Subsidiary.

(b)

(i)

In the event that the Borrower or any of its Subsidiaries enters into any committed term loan facility for the purpose of financing the Transactions (including any New Term Loan Facility), automatically upon the effectiveness of the definitive documentation for such term loan facility (including any New Term Loan Facility) and, other than in respect of any New Term Loan Facility, receipt by the Administrative Agent of a notice from the Borrower that such term loan facility constitutes a Qualifying Term Loan Facility, the Commitments then outstanding shall be reduced in an amount equal to 100% of the committed amount under such New Term Loan Facility or other Qualifying Term Loan Facility on the date of receipt by the Administrative Agent of such notice.

(ii)

In the event that the Borrower or any of its Subsidiaries enters into any committed revolving facility, the use of proceeds of which includes financing a portion of the Transactions, automatically upon the effectiveness of the definitive documentation for such revolving facility and receipt by the Administrative Agent of a notice from the Borrower that such revolving facility constitutes a Qualifying Revolving Facility, the Commitments then outstanding shall be reduced in an amount equal to 100% of the commitments under such Qualifying Revolving Facility that are subject to conditions precedent to funding that are no less favorable to the Borrower than the conditions set forth herein to the funding of the Bridge Facility (as determined by the Borrower in its reasonable discretion) on the date of receipt by the Administrative Agent of such notice.

(c)

Unless previously terminated, the Commitments shall automatically terminate at 5:00 p.m. (New York time) on the earlier of (i) the date on which all of the Certain Funds Purposes have been achieved without the making of any Advances and (ii) the time immediately after a Mandatory Cancellation Event occurs; provided that (x) upon a Bank’s making of an Advance hereunder, such Bank’s Commitment shall be automatically reduced by the principal amount of such Advance and (y) in any event the Commitments shall terminate in full on the earlier of the last day of the Availability Period and the second Funding Date after the proceeds of the Advances have been made available to the Borrower.

2.8	Prepayments.

(a)

Mandatory Prepayments. In the event that the Borrower actually receives any Net Cash Proceeds arising from any Equity Issuance or the Borrower or any other member of the Consolidated Group actually receives any Net Cash Proceeds arising from any Debt Issuance (other than a Debt Issuance under any committed term loan facility that has reduced the Commitments hereunder pursuant to Section 2.7(b) above) or Asset Sale, in each case which Net Cash Proceeds are received after the Initial Funding Date, then the Borrower shall prepay the Advances in an amount equal to 100% of such Net Cash Proceeds not later than three Banking Days following the receipt by the Borrower or any such Subsidiary of such Net Cash Proceeds. The Borrower shall promptly (and not later than the date of receipt thereof) notify the Administrative Agent of the receipt by the Borrower or, as applicable, any other member of the Consolidated Group, of such Net Cash Proceeds from any Equity Issuance, Debt Issuance or Asset Sale, and such notice shall be accompanied by a reasonably detailed calculation of the Net Cash Proceeds. Each prepayment of Advances shall be applied ratably and shall be accompanied by accrued interest and fees on the amount prepaid to the date fixed for prepayment, plus, in the case of any Term Rate Advances, any amounts due to the Banks under Section 3.6(c).

Notwithstanding the foregoing, mandatory repayments with respect to Net Cash Proceeds from Debt Issuances or Asset Sales received by a Foreign Subsidiary shall not be required if and for so long as the Borrower has determined in good faith (which determination shall be conclusive) that repatriation to the Borrower of such Net Cash Proceeds (x) would have adverse tax consequences (and, in the case of Debt Issuances, such adverse tax consequences are material), (y) would be prohibited, delayed or restricted under applicable local law or (z) would violate the applicable organizational documents of such Subsidiary.

2.9	Defaulting Banks.

(a)

If a Bank becomes, and during the period it remains, a Defaulting Bank, then any amounts paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Bank under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Bank, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.9(c)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent under this Agreement, second to the payment of post-default interest and then current interest due and payable to the Banks hereunder other than Defaulting Banks, ratably among them in accordance with the amounts of such interest then due and payable to them, third to the payment of fees then due and payable to the Non-Defaulting Banks hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth to pay principal then due and payable to the Non-Defaulting Banks hereunder ratably in accordance with the amounts thereof then due and payable to them, fifth to the ratable payment of other amounts then due and payable to the Non-Defaulting Banks, and sixth after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Bank or as a court of competent jurisdiction may otherwise direct. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post cash collateral pursuant to this Section 2.9(a) shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.

(b)

No Commitment of any Bank shall be increased or, except as otherwise expressly provided in Section 2.9(a), otherwise affected, and performance by the Borrower of its obligations shall not be excused or otherwise modified as a result of the operation of Section 2.9(a). The rights and remedies against a Defaulting Bank under Section 2.9(a) are in addition to any other rights and remedies which the Borrower, the Administrative Agent or any Bank may have against such Defaulting Bank.

(c)

If the Borrower and the Administrative Agent agree in writing in their reasonable determination that a Defaulting Bank or a Potential Defaulting Bank should no longer be deemed to be a Defaulting Bank or a Potential Defaulting Bank, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Bank will, to the extent applicable, purchase that portion of outstanding Advances of the other Banks or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be funded and held on a pro rata basis by the Banks in accordance with their respective Commitments and Advances, whereupon such Bank will cease to be a Defaulting Bank or Potential Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank or Potential Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from such Bank’s having been a Defaulting Bank or Potential Defaulting Bank.

ARTICLE 3

Payments and Fees

3.1	Principal and Interest.

(a)

Interest shall be payable on the outstanding daily unpaid principal amount of each Loan from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth herein before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest to bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(b)

Interest accrued on each Base Rate Advance shall be payable quarterly in arrears on the last day of each March, June, September and December commencing on the first such date to occur after the Initial Funding Date. Except as otherwise provided in Section 3.7, the unpaid principal amount of any Base Rate Advance shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the Daily Margin for such Base Rate Advance for each day during the applicable period. Each change in the interest rate hereunder shall take effect simultaneously with the corresponding change in the Base Rate. Each change in the Base Rate shall be effective as of 12:01 a.m., New York time, on the Banking Day on which the change in the Base Rate is announced, unless otherwise specified in such announcement, in which case the change shall be effective as so specified.

(c)

Interest accrued on each Term Rate Advance, the Interest Period for which is three months or less, shall be due and payable on the last day of the applicable Interest Period. Interest accrued on each other Term Rate Advance shall be due and payable on every three month anniversary of the date which is three months after the date such Term Rate Advance was made, converted or continued pursuant to Section 2.5 and on the last day of the Interest Period. Except as otherwise provided in Section 3.7, (i) the unpaid principal amount of any Term Rate Advance shall bear interest at a rate per annum equal to Adjusted Term SOFR for such Term Rate Advance plus the Daily Margin for such Term Rate Advance for each day during the applicable period.

(d)	If not sooner paid, the principal amount of each Advance shall be payable to each Bank on the Maturity Date applicable to such Advance.

(e)

The Loans may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this subsection, (i) any partial prepayment shall be in minimum amount of $2,000,000 and multiples of $1,000,000 in excess thereof, (ii) the Administrative Agent shall have received written notice of any prepayment by (x) 11:00 a.m. (New York time) on the date of prepayment (which shall be a Banking Day), in the case of a Base Rate Advance, and (y) by 1:00 p.m. (New York time) three (3) U.S. Government Securities Business Days before the date of prepayment, in the case of a Term Rate Advance, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) each prepayment of principal shall be accompanied by payment of interest accrued through the date of payment on the amount of principal paid and (iv) in any event, any payment or prepayment of all or any part of any Term Rate Advance on a day other than the last day of the applicable Interest Period shall be subject to Section 3.6(c). Any such notice of prepayment may be conditioned upon the successful closing of a new financing and the Administrative Agent will promptly notify each Bank thereof and of such Bank’s portion of the outstanding Loans being prepaid; provided that, to the extent such notice of prepayment is rescinded and/or the prepayment is not made, the Borrower shall pay any amounts required to be made under Section 3.6(c).

3.2

Ticking Fee. The Borrower shall pay, or cause to be paid, to the Administrative Agent, for the account of each Bank (other than a Defaulting Bank for such time as such Bank is a Defaulting Bank), a non-refundable ticking fee calculated (in accordance with Section 3.8) on a daily basis at 0.125% per annum on the aggregate outstanding Commitments of each Bank under the Bridge Facility as of such date, accruing commencing on the 90th day after the Effective Date and payable in arrears (with respect to all amounts accrued to such date) (A)(i) on the Initial Funding Date, (ii) thereafter quarterly on the last day of each March, June, September and December until the Commitments are terminated in full, and (iii) on the second Funding Date, or (B) the earlier termination of the Commitments in full. For the avoidance of doubt, with respect to the definition of “Mandatory Cancellation Event” and the ability thereunder for the Borrower to provide notices and issue documents to facilitate a switch from a Scheme to a Takeover Offer and vice versa, the Commitments shall be deemed to be in effect until the end of the day on which the applicable notice or issuance is required to but does not occur for the purposes of calculating any fees under this Agreement or any fee letters related hereto.

3.3	Duration Fee. On each of the 90th, 180th and 270th days after the Initial Funding Date, the Borrower agrees to pay to the Administrative Agent for the account of each Bank a Duration Fee.

3.4

Fees. On the Effective Date, the Borrower shall pay to the Arrangers fees in the amounts agreed upon in the Fee Letter. On the dates set forth in the Fee Letter, the Borrower shall pay fees to the Administrative Agent for the account of each Bank in the amounts agreed upon in the Fee Letter. The Borrower shall pay to the Administrative Agent agency fees in the amounts agreed upon by letter agreement dated on or about the date hereof between the Borrower and the Administrative Agent. Such agency fees shall be payable annually in advance as set forth in such letter agreements. The agency fees are for the sole account of the Administrative Agent and are fully earned upon receipt and non-refundable; provided, however that in the event the facilities hereunder are terminated, the agency fees deemed earned shall be pro rated over the number of days from the last quarterly date on which the agency fees were paid to the termination date of the facilities.

3.5

Capital Adequacy If any Bank determines in good faith that compliance with any Law or regulation or with any guideline or request (excluding any published as of the date hereof or currently scheduled to take effect) from any central bank or other Governmental Agency (whether or not having the force of Law), in each case adopted or effective after the date hereof has or would have the effect of reducing the rate of return on the capital of such Bank or any corporation controlling such Bank as a consequence of, or with reference to, such Bank’s Commitment or its making or maintaining of Advances, below the rate which such Bank or such other corporation could have achieved but for such compliance (taking into account the policies of such Bank or corporation with regard to capital), then the Borrower shall from time to time, upon demand by such Bank (following the expiry of the Certain Funds Period and with a copy of such demand to the Administrative Agent), immediately pay to such Bank additional amounts sufficient to compensate such Bank or other corporation for such reduction. A certificate as to such amounts, setting forth in reasonable detail the basis for such calculations, submitted to the Borrower and the Administrative Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error. Each Bank agrees promptly to notify the Borrower and the Administrative Agent of any circumstances that would cause the Borrower to pay additional amounts pursuant to this Section 3.5.

3.6	Increased Costs.

(a)

If, after the date hereof, by reason of (i) any change in the interpretation or administration of any existing Law by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or (ii) compliance by any Bank or its Applicable Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority:

(1)

(A) any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), liquidity, special deposit, compulsory loan, insurance charge or similar requirements shall be imposed, modified or deemed applicable against assets of, deposits with or for the account of, or credit extended by, any Bank or its Applicable Lending Office; or (B) any Bank or its Applicable Lending Office shall have imposed on it any other condition, cost or expense affecting any Advance, any of its Notes, its obligation to make Advances or this Agreement, or its obligation to make or any of the same shall otherwise be adversely affected;

and the result of any of the foregoing, as determined by such Bank, increases the cost to such Bank or its Applicable Lending Office of making, converting to, continuing or maintaining any Advance or in respect of any Advance, any of its Notes or its obligation to make Advances or reduces the amount of any sum received or receivable by such Bank or its Applicable Lending Office with respect to any Advance, any of its Notes or its obligation to make Advances or its participation therein, then, upon demand by such Bank (with a copy to the Administrative Agent), the Borrower shall (following the expiry of the Certain Funds Period) pay to such Bank, as the case may be, such additional amount or amounts as will compensate such Bank, as the case may be, for such increased cost or reduction; provided, however, that this Section 3.6 shall not apply to any increased cost resulting from Indemnified Taxes, which are covered by Section 3.10 or Excluded Taxes. A statement of any Bank claiming compensation under this subsection and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Each Bank agrees to endeavor promptly to notify the Borrower of any event of which it has actual knowledge (and, in any event, within 90 days from the date on which it obtained such knowledge), occurring after the Effective Date, which will entitle such Bank to compensation pursuant to this Section 3.6, and agrees to designate a different Applicable Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the judgment of such Bank, otherwise be disadvantageous to such Bank. If any Bank claims compensation under this Section 3.6, the Borrower may at any time, upon at least four (4) Banking Days’ prior notice to the Administrative Agent and Banks and upon payment in full of the amounts provided for in this Section 3.6 through the date of such payment plus any fee required by Section 3.6(c), pay in full all Advances or request that all Term Rate Advances be converted to Base Rate Advances or all Base Rate Advances be converted to Term Rate Advances.

(2)

If any Bank shall have reasonably determined that it shall be unlawful for such Bank or its Applicable Lending Office to make, maintain or fund its portion of any Term Rate Advance, or to determine or charge interest rates based upon the Adjusted Term SOFR has become unlawful, then such Bank shall so notify the Administrative Agent and the other Banks, and such Bank’s obligation to make Term Rate Advances shall be suspended for the duration of such illegality and the Administrative Agent forthwith shall give notice thereof to the Borrower and such Bank shall make a Base Rate Advance as part of any successive Term Rate Advance. Upon receipt of such notice, the outstanding principal amount of all Term Rate Advances made by such Bank automatically shall be converted to Base Rate Advances on either (A) the last day of the Interest Period(s) applicable to such Term Rate Advances if the affected Bank may lawfully continue to maintain and fund such Term Rate Advances to such day(s) or (B) immediately if the affected Bank may not lawfully continue to fund and maintain such Term Rate Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a fee under Section 3.6(c).

(b)

If, with respect to any proposed Term Rate Advance, the Majority Banks advise the Administrative Agent that the Adjusted Term SOFR, as determined by the Administrative Agent (1) does not represent the effective pricing to such Banks for deposits in Dollars in the interbank market in the relevant amount for the applicable Interest Period, or (2) will not adequately and fairly reflect the cost to such Banks of making the applicable Term Rate Advances, then the Administrative Agent forthwith shall give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Banks to make any future Term Rate Advances shall be suspended. If at the time of such notice there is then pending a Request for Loan that specifies a Term Rate Advance, such Request for Loan shall be deemed to specify a Base Rate Advance in Dollars. If at the time of such notice there are any Term Rate Advances outstanding, all such Term Rate Advances automatically shall be converted to Base Rate Advances on the last day of the Interest Period(s) applicable to such Term Rate Advances.

(c)

The Borrower shall compensate each Bank for any loss sustained by that Bank in connection with the liquidation or re-employment of funds, excluding any loss of margin, and, without duplication, all actual out-of-pocket expenses (excluding allocations of any expense internal to such Bank) reasonably attributable thereto that such Bank may sustain: (i) if for any reason (other than a default by that Bank) a borrowing of any Term Rate Advance does not occur on a date or in the amount specified therefor in a Request for Loan or a telephonic request for loan or a Conversion to or continuation of any Term Rate Advance does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephone request for Conversion or continuation; (ii) if any prepayment or other principal payment or any conversion (other than as a result of a conversion required under Section 3.6(a)(2)) or assignment in accordance with Section 3.17 of any of its Term Rate Advances occurs on a date prior to the last day of an Interest Period applicable to that Loan, or (iii) if any prepayment of any of its Term Rate Advances is not made on any date specified in a notice of prepayment given by the Borrower. Each Bank’s determination of any amount payable under this Section 3.6(c) shall be conclusive in the absence of manifest error. Each Bank shall submit an invoice to the Administrative Agent of the amount payable by the Borrower under this Section 3.6(c) setting forth in reasonable detail the basis for such amount and the Administrative Agent shall notify the Borrower of such amount. The Borrower shall pay such amount to the Administrative Agent for the account of the relevant Bank, and the Administrative Agent shall promptly pay each relevant Bank the portion of the amount owed to it.

(d)

Anything in this Agreement to the contrary notwithstanding, to the extent any notice under Section 3.5, 3.6 or 3.10 is given by any Bank more than 180 days after such Bank has knowledge (or should have had knowledge) of the occurrence of the event (or, in the case of a claim under Section 3.10, of the amount of such claim) giving rise to the additional cost, reduction in amounts, loss, Tax or other additional amounts described in such Section 3.5, 3.6 or 3.10, as the case may be, such Bank shall not be entitled to compensation under such Section for any such amounts incurred or accruing prior to the giving of such notice (except that, if such event giving rise to the cost, reduction in amounts, loss, Tax or other amounts described in such Section 3.5, 3.6 or 3.10 is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactivity effective thereof).

(e)	Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error) that:

(i)

adequate and reasonable means do not exist for ascertaining the applicable Reference Rate for any requested Interest Period, including, without limitation, because the applicable Reference Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)

the supervisor for the administrator of the applicable Reference Rate or a governmental authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the applicable Reference Rate shall no longer be used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, after such determination by the Administrative Agent, the Administrative Agent and the Borrower may amend this Agreement (i) to replace the applicable Reference Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time in lieu of the applicable Reference Rate (any such proposed rate, a “Successor Rate”; provided that if the Successor Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement), and (ii) to make any Successor Rate Conforming Changes (as defined below) and, notwithstanding anything to the contrary in Section 11.2, any such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. (New York time) on the fifth Banking Day after the Administrative Agent shall have posted such proposed amendment to all Banks and the Borrower unless, prior to such time, Banks comprising the Majority Banks have delivered to the Administrative Agent notice that such Majority Banks do not accept such amendment.

If no Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred, the obligation of the Banks to make or maintain Term Rate Advances shall be suspended (to the extent of the affected Term Rate Advances or Interest Periods). Upon receipt of notice from the Administrative Agent regarding its determination, the Borrower may revoke any pending request for a Borrowing of, conversion to, or continuation of, Term Rate Advances (to the extent of the affected Term Rate Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances at the end of the then Interest Period in the amount specified therein.

3.7

Default Rate. Upon the occurrence and during the continuation of any Event of Default under Section 9.1(a) or (b), the outstanding principal amount of all Advances and, to the extent permitted by applicable Law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to 2% in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Advances (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Advances), to the fullest extent permitted by applicable Laws; provided that, in the case of Term Rate Advances, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Term Rate

Advances shall thereupon become Base Rate Advances and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Advances. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded daily and shall be payable on demand, to the fullest extent permitted by applicable Laws.

3.8

Computation of Interest and Fees. Computation of interest on Base Rate Advances when the Base Rate is calculated by reference to Citibank’s base commercial lending rate shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Computation of all fees and other interest (including in the case of interest on Base Rate Advances determined by reference to Adjusted Term SOFR or the Federal Funds Effective Rate and Adjusted Term SOFR Rate Advances) shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Any Advance that is repaid on the same day on which it is made shall bear interest for one day.

3.9

Non-Banking Days. If any payment to be made by a Borrower or any other party under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day and the extension of time shall be reflected in computing the amount of such payment.

3.10	Manner and Treatment of Payments.

(a)

Except as set forth in the next sentence, each payment hereunder or on the Notes or under any other Loan Document shall be made to the Administrative Agent, at the Administrative Agent’s Office, for the account of each of the appropriate Banks in immediately available funds, without any set-off or counterclaim, not later than 2:00 p.m., New York time, on the day of payment (which must be a Banking Day). All payments received after 2:00 p.m., New York time or local time (as the case may be), on any particular Banking Day, shall be deemed received on the next succeeding Banking Day. The amount of all payments received by the Administrative Agent for the account of each Bank shall be promptly paid by the Administrative Agent to the applicable Bank in immediately available funds. All payments of principal, interest and all other amounts payable under this Agreement shall be made in Dollars.

(b)	Prior to the occurrence of any Event of Default, each payment or prepayment received by the Administrative Agent on account of any Loan shall be applied:

(i)	To the Loans, pro rata in accordance with the aggregate principal amount thereof owed to each Bank,

(ii)

Any mandatory prepayment of Loans shall be applied first to Base Rate Advances to the full extent thereof before application to Term Rate Advances as determined by Administrative Agent, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 3.6(c).

(c)

Each Bank shall use its best efforts to keep a record of Advances made by it and payments received by it with respect to its Loans and, subject to Section 11.9(g), such record shall be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, no Bank shall be liable to any party for any failure to keep such a record.

(d)

(i)

Any and all payments by the Borrower to or for the account of the Administrative Agent or any Bank under this Agreement or any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Agency, and all liabilities with respect thereto (collectively, “Taxes”), except as required by Law, excluding, in the case of the Administrative Agent and each Bank, (A) any Taxes imposed on or measured by its net income (however denominated), franchise taxes imposed on it and branch profits Taxes, in each case, (1) imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Bank, as the case may be, is organized or maintains a lending office or (2) that are Other Connection Taxes, (B) any Taxes attributable to the Administrative Agent’s or such Bank’s failure or inability to provide the forms set forth in Section 11.27, other than as a result of a change in applicable Law after the date such Person became a party to this Agreement, (C) United States withholding Taxes imposed on amounts payable to or for the account of a Bank with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (1) such Bank acquires such interest in the Loan or Commitment or (2) such Bank changes its lending office; except in each case to the extent that, if at the date of the Assignment Agreement pursuant to which a Bank assignee becomes a party to this Agreement or at the date of such Bank changing its lending office, the assignor or such Bank was entitled to payments under this Section 3.10(d)(i) or (iii) in respect of such United States withholding Tax paid at such date and (D) Taxes imposed under FATCA (all such non-excluded Taxes being hereinafter referred to as “Indemnified Taxes” and all such excluded Taxes being hereinafter referred to as “Excluded Taxes”). If the Borrower or the Administrative Agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Bank, as applicable, (i) if such Taxes are Indemnified Taxes, then the sum payable by the Borrower shall be increased as necessary so that after all such required deductions are made (including deductions applicable to additional sums payable under this Section 3.10(d)), each of the Administrative Agent and such Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the Administrative Agent, as applicable, shall make such deductions, (iii) the Borrower or the Administrative Agent, as applicable, shall pay the full amount deducted to the relevant Governmental Agency in accordance with applicable Laws, and (iv) as soon as practicable after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Bank) the original or a certified copy of a receipt evidencing payment thereof (to the extent available).

(ii)

In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary Taxes and any other excise or property Taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such Taxes imposed as a result of a grant of a participation, designation of a new lending office, transfer or assignment (other than an assignment pursuant to a request by a Borrower under Section 3.17) (hereinafter referred to as “Other Taxes”).

(iii)

The Borrower agrees to indemnify the Administrative Agent and each Bank for (A) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.10) payable or paid by the Administrative Agent and such Bank and (B) any interest, penalties or additions to tax arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Agency. Payment under this Section 3.10(d)(iii) shall be made within 30 days after the date the Bank or the Administrative Agent makes a written demand therefor.

(iv)

If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 3.10, then such Bank will change the jurisdiction of its applicable lending office if, in the judgment of such Bank, such change (A) will eliminate or reduce any such additional payment that may thereafter accrue and (B) is not otherwise disadvantageous to such Bank.

(v)

Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 11.9(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Agency. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (v).

(vi)

If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified or reimbursed pursuant to this Section 3.10(d) or with respect to which the indemnifying party has paid an additional or indemnification amount hereunder, it shall pay to the indemnifying party (within thirty (30) days after such Person became aware it received such refund) an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.10(d) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Agency with respect to such refund). In the event such indemnified party is required by the relevant Governmental Agency to repay any portion of such refund, then such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party such portion of any refund previously paid over to such indemnifying party (plus any penalties, interest or other charges imposed by such Governmental Agency with respect to such portion of such refund). Notwithstanding anything to the contrary in this Section 3.10(d)(vi), in no event will the indemnified party be required to pay any amount to the indemnifying party pursuant to this Section 3.10(d)(vi) to the extent such payment would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(vii)	For purposes of this Section 3.10(d), the term “Law” includes FATCA.

(viii)

Each party’s obligations under this Section 3.10(d) shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.11

Funding Sources. Nothing in this Agreement shall be deemed to obligate any Bank to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.

3.12

Failure to Charge Not Subsequent Waiver. Any decision by any Bank not to require payment of any interest (including interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of such Bank’s right to require full payment of any interest (including interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method, on any other or subsequent occasion.

3.13

Administrative Agent’s Right to Assume Payments Will be Made by Borrower. Unless the Administrative Agent shall have been notified by the Borrower prior to the date on which any payment to be made by that Borrower hereunder is due that the Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that the Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank’s share of such assumed payment. If a Borrower has not in fact remitted such payment to the Administrative Agent, each Bank shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Bank, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Bank to the date such amount is repaid to the Administrative Agent at a rate per annum equal to the average overnight federal funds rate.

3.14

Fee Determination Detail. The Administrative Agent and any Bank, shall provide reasonable detail to the Borrower regarding the manner in which the amount of any payment to the Banks, or that Bank, under Article 3 has been determined.

3.15

Survivability. All of the Borrower’s obligations under Sections 3.5 and 3.6 shall survive for thirty (30) days following the termination of this Agreement; provided, however, that such obligations shall not, from and after the termination of this Agreement, be deemed Obligations for any purpose under the Loan Documents.

3.16

Dodd-Frank, Etc. For the avoidance of doubt and notwithstanding anything herein to the contrary, for the purposes of Sections 3.5 and 3.6, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (b) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority ) or the United States or foreign regulatory authorities (whether or not having the force of law), in case for this clause (b) pursuant to Basel III, shall in each case be deemed to be a change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

3.17

Replacement of Banks. If (a) any Bank requests compensation under Sections 3.5 and 3.6, (b) the Borrower is required to pay additional amounts to any Bank or any Governmental Agency for the account of any Bank pursuant to Section 3.10, (c) any Bank is a Defaulting Bank or (d) any Bank fails to consent to a requested amendment, waiver or modification to any Loan Document in which the Majority Banks have already consented to such amendment, waiver or modification but the consent of each Bank (or each Bank directly affected thereby, as applicable) is required with respect thereto, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.9(b)), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Bank that is not a Defaulting Bank, if such Bank accepts such assignment); provided that:

(1)	the Administrative Agent shall have received the assignment fee (if any) specified in Section 11.9(b);

(2)

such Bank shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 3.6(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(3)

in the case of any such assignment resulting from a claim for compensation under Section 3.6(c) or payments required to be made pursuant to Section 3.10, such assignment will result in a reduction in such compensation or payments thereafter;

(4)	such assignment does not conflict with applicable law; and

(5)	in the case of any assignment pursuant to clause (d) of this Section 3.17, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of the designation of a different lending office in accordance with Section 3.6(a) or Section 3.10(d) by the Bank, as applicable, a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Banks on the Effective Date, on the Closing Date and on each Funding Date, that:

4.1	Existence and Qualification; Power; Compliance With Laws.

(a)

The Borrower is an organization duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. The Borrower has all requisite corporate power and authority to execute and deliver each Loan Document to which it is a party and to perform its Obligations. The Borrower is duly qualified to transact business, and is in good standing, in any jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect.

(b)

The Borrower has all requisite corporate power and authority to conduct its business and to own and lease its Properties. The Borrower has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

4.2

Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance of the Loan Documents by the Borrower have been duly authorized by all necessary corporate action, and do not:

(a)	Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of the Borrower;

(b)	Result in or require the creation or imposition of any Lien upon or with respect to any Property now owned or leased or hereafter acquired by the Borrower;

(c)	Violate, to the best knowledge of the Borrower, any Requirement of Law applicable to the Borrower; or

(d)

Result (or, with the giving of notice or passage of time or both, would result) in a breach of or default under, or cause or permit the acceleration of any obligation owed under any Contractual Obligation to which the Borrower is a party or by which the Borrower or any of its Property is bound or affected;

except where failure to receive such consent or approval or creation of such Lien or violation of, or default under, any such Requirement of Law or Contractual Obligation would not constitute a Material Adverse Effect.

4.3

No Governmental Approvals Required. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is required to authorize or permit under applicable Laws the execution, delivery and performance of the Loan Documents by the Borrower.

4.4

Subsidiaries. Schedule 4.4 hereto correctly sets forth as of December 31, 2021 the names of each Subsidiary of the Borrower that would constitute a Significant Subsidiary (“Significant Subsidiary”) under Rule 1-02(w) of Regulation S-X as adopted by the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934 as in force on the date of this Agreement.

4.5

Financial Statements. The Borrower has made available to the Banks the audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of December 31, 2021. Such financial statements (including the footnotes thereto) fairly present in all material respects the consolidated financial condition and the consolidated results of operations of the Borrower as of such date and for such period in accordance with Generally Accepted Accounting Principles. Also, the Borrower has made available the unaudited condensed consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of September 30, 2022 and for the nine months then ended (the “interim financial statements”). The interim financial statements (including the footnotes thereto) were prepared in accordance with applicable Securities and Exchange Commission regulations and include all adjustments (consisting of normal recurring accruals, unless otherwise indicated) the Borrower considers necessary for the fair presentation, in all material respects, of the results of operations for those periods.

4.6

No Other Liabilities; No Material Adverse Effect. As of the Effective Date, the Borrower and its Consolidated Subsidiaries do not have any material liability or material contingent liability not reflected or disclosed in the consolidated balance sheet or notes thereto described in Section 4.5, other than liabilities and contingent liabilities: (i) arising in the ordinary course of business subsequent to December 31, 2021, (ii) described in materials filed with or furnished to the Securities and Exchange Commission and available to the public, or (iii) set forth on Schedule 4.8. Except for matters described in documents filed with or furnished to Governmental Agencies and available to the public or in materials delivered to the Banks prior to the Effective Date, there has been no event or circumstance that constitutes, a Material Adverse Effect with respect to the Borrower and its Subsidiaries taken as a whole since December 31, 2021.

4.7	Governmental Regulation. The Borrower is not subject to regulation under the Investment Company Act of 1940.

4.8

Litigation. Except for (a) any matter fully covered (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has assumed full responsibility, (b) matters described in documents filed with or furnished to Governmental Agencies and available to the public or in materials delivered to the Banks prior to the Effective Date, and (c) matters disclosed on Schedule 4.8 hereto, there are no actions, suits, proceedings or investigations pending as to which the Borrower or any of its Subsidiaries have been served or have received written notice or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency which could reasonably be expected to constitute a Material Adverse Effect.

4.9

Binding Obligations. (a) This Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms and (b) each of the other Loan Documents will, when executed and delivered by the Borrower, constitute the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except (in each of case (a) and (b)), as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

4.10	No Default. No event has occurred and is continuing that is a Default or Event of Default.

4.11	Employee Benefit Plans.

(a)

The Borrower and, to the knowledge of the Borrower, each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all of their obligations under each Employee Benefit Plan, except where the failure to be in such compliance or to perform such obligation would not constitute a Material Adverse Effect.

(b)	No ERISA Event that would constitute a Material Adverse Effect has occurred or is reasonably expected to occur.

(c)

Except as set forth on Schedule 4.11(c) and to the extent required under Section 4980B of the Code, no Employee Benefit Plan maintained by the Borrower or any of its Current ERISA Affiliates provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of the Borrower or any of its Current ERISA Affiliates.

(d)

As of the most recent valuation date for any Pension Plan with respect to which the Borrower or a Subsidiary has any financial liability (including potential joint and several liability) in the event any such Pension Plan were to terminate, the “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $60,000,000.

4.12

Regulation U. No part of the proceeds of any Advance hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any “margin stock” (as such term is defined in Regulation U) in violation of Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such “margin stock.”

4.13

Disclosure. All written information heretofore supplied by the Borrower to the Administrative Agent for the purposes of this Agreement (either directly or as documents filed with or furnished to Governmental Agencies and available to the public) is true and accurate in all material respects on the date as of which such information is stated. The Borrower has disclosed to the Administrative Agent (either directly or as documents filed with or furnished to Governmental Agencies and available to the public) all facts which could reasonably be expected to, in the good faith opinion of the Borrower, materially and adversely affect (to the extent the Borrower can reasonably foresee) the financial condition of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.

4.14

Tax Liability. Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns which are required to have been filed by it, and has paid or caused to be paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except (a) taxes for which the Borrower has been fully indemnified, (b) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained or (c) where the failure to so file or pay would not reasonably be expected to have a Material Adverse Effect.

4.15

Environmental Matters. As of the Effective Date, except as set forth in the Borrower’s annual report on Form 10-K for the year ended December 31, 2021 to the Securities and Exchange Commission, or as disclosed in Schedule 4.15 annexed hereto, (a) the Borrower and each Subsidiary have complied with all Environmental Laws, except to the extent that the failure to so comply would not be reasonably expected to result in a Material Adverse Effect, (b) the Borrower’s and its Subsidiaries’ facilities do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants in any manner that would result in a violation of any Environmental Law, except for violations that would not be reasonably expected to result in a Material Adverse Effect and (c) the Borrower is aware of no events, conditions or circumstances involving environmental pollution or contamination or public or employee health or safety, in each case applicable to it or its Subsidiaries, that has resulted or would be reasonably expected to result in a Material Adverse Effect.

4.16

Sanctions. Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, employee or agent of the Borrower or any of its Subsidiaries is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the Consolidated List of Financial Sanctions Targets in the UK maintained by His Majesty’s Treasury or the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Union (a “Sanctioned Person”); (ii) a Person who is engaged in a transaction with any Person who is a Sanctioned Person; (iii) a department, agency or instrumentality of, or is otherwise owned or controlled by or acting on behalf of, directly or indirectly, (x) one or more Sanctioned Persons, or (y) the government of a country or territory that is the target of comprehensive economic sanctions administered by OFAC, the European Union or His Majesty’s Treasury (as of the date of this Agreement, Iran, Cuba, Syria, North Korea, the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine, and non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine) (collectively, “Sanctioned Countries”).

4.17

Foreign Corrupt Practices Act. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote reasonable compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with the Foreign Corrupt Practices Act of 1977 (the “FCPA”), and is in compliance with the FCPA in all material respects.

4.18	EEA Financial Institution. The Borrower is not an EEA Financial Institution.

4.19

Beneficial Ownership Certification. In respect of the Borrower that is a “legal entity customer” under the Beneficial Ownership Regulation, the information included in the Beneficial Ownership Certification delivered in respect of the Borrower, as of the date such Beneficial Ownership Certification is delivered, is true and correct in all respects.

4.20	Use of Proceeds. The proceeds of the Advances will be used in accordance with Section 5.8.

4.21	Target Acquisition.

(a)

As of the Closing Date, (a) the release of the Scheme Press Announcement (if the Target Acquisition is consummated by way of a Scheme), and the posting of the Scheme Circular (if the Target Acquisition is consummated by way of a Scheme) or the Takeover Offer Document (if the Target Acquisition is consummated by way of a Takeover Offer), as applicable, has been duly authorized or ratified by the Borrower and Bidco (as applicable) and (b) each of the obligations of the Borrower and Bidco under the Takeover Offer Document or Scheme Circular (as applicable) constitutes the legal, valid and binding obligation of the Borrower and Bidco (as applicable), except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

(b)

As of the Closing Date, (A) if the Target Acquisition is consummated by way of a Scheme, (i) to the best of the knowledge and belief of the directors of the Borrower and/or Bidco (having taken all reasonable care to ensure that such is the case) the information contained in the Scheme Documents for which the directors of the Borrower and/or Bidco take responsibility under the Irish Takeover Code is in accordance with the facts and, where appropriate, does not omit anything likely to affect the import of such information, and (ii) the Scheme Documents, taken as a whole, contain all the material terms of the Scheme and (B) if the Target Acquisition is consummated by way of a Takeover Offer, (i) to the best of the knowledge and belief of the directors of the Borrower and/or Bidco (having taken all reasonable care to ensure that such is the case) the information contained in the Offer Documents for which the directors of the Borrower and/or Bidco take responsibility under the Irish Takeover Code is in accordance with the facts and, where appropriate, does not omit anything likely to affect the import of such information, and (ii) the Offer Documents taken as a whole, contain all the material terms of the Takeover Offer.

ARTICLE 5

Affirmative Covenants

(Other than Information and Reporting Requirements)

So long as any Advance remains unpaid, or any other Obligation (other than indemnity obligations for which no claim has been made) remains unpaid or unperformed, or any portion of the Commitments remains in force, the Borrower shall, and shall cause each of its Subsidiaries to, unless the Administrative Agent (acting with the approval of the Majority Banks) otherwise consents in writing:

5.1

Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof, or upon their respective income or profits or any part thereof, except that the Borrower and its Subsidiaries shall not be required to pay or cause to be paid any tax, assessment, charge or levy (a) that is not yet past due, or is being contested in good faith by appropriate proceedings, so long as the relevant entity has established and maintains adequate reserves for the payment of the same and by reason of such nonpayment and contest no material item or portion of Property of the Borrower and its Subsidiaries, taken as a whole, is in jeopardy of being seized, levied upon or forfeited or (b) the nonpayment of which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

5.2

Preservation of Existence. Preserve and maintain their respective (a) existences in the jurisdiction of their formation and (b) all authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to maintain such preservation or maintenance of existence, authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits or registration or to do so qualify would not constitute a Material Adverse Effect and; provided that a merger permitted under Section 6.2 shall not constitute a violation of this covenant. Nothing herein contained shall prevent the termination of the business or corporate existence of any Subsidiary (other than a Borrower) that, in the judgment of the Borrower, is no longer necessary or desirable, as long as immediately after giving effect to any such transaction, no Default shall have occurred and be continuing.

5.3

Maintenance of Properties. Maintain, preserve and protect all of their respective depreciable Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that any failure to so maintain, preserve or protect such Properties that does not constitute a Material Adverse Effect shall not constitute a violation of this covenant.

5.4

Maintenance of Insurance. Maintain liability, casualty and other insurance (subject to customary deductibles and retentions), with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Borrower and its Subsidiaries operate; provided that, notwithstanding the foregoing, the Borrower may self-insure if reasonable and consistent with sound business practice.

5.5

Compliance With Laws. Comply with all Requirements of Law noncompliance with which constitutes a Material Adverse Effect, except that the Borrower and its Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

5.6

Visitation. Upon reasonable notice permit the Administrative Agent or representatives of any Bank at the Administrative Agent’s or such Bank’s expense to visit any of its major properties, during normal business hours, to inspect and make abstracts from its financial and accounting records (other than materials protected by the attorney-client privilege and materials which are proprietary in nature or which may not be disclosed without violation of a binding confidentiality obligation), and to discuss its affairs and finances with its officers and independent public accountants, all at such reasonable times and as often as may reasonably be requested; provided that so long as no Default or Event of Default has occurred and is continuing, visitation by representatives of the Banks shall be limited to not more than one visit in any calendar year for each Bank.

5.7

Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over the Borrower or any of its Subsidiaries.

5.8	Use of Proceeds. Use the proceeds of Advances only for Certain Funds Purposes.

5.9	Scheme Undertakings. From the Effective Date to the Closing Date, or, if earlier, until the Borrower has elected to switch to a Takeover Offer pursuant to Section 3.6 of the Transaction Agreement:

(i)

Terms of the Scheme. The Borrower will ensure that (A) any variation of the terms and conditions of either the Transaction Agreement or the Scheme Circular from the terms and conditions of the Agreed Form of Scheme Press Announcement (or Transaction Agreement) delivered to the Administrative Agent on the Effective Date and (B) any amendment or waiver of any terms and conditions in the Scheme or any Scheme Document or the Transaction Agreement shall not, in each case of clauses (A) and (B), be materially adverse to the interests of the Banks in their capacities as such, taken as a whole, unless the Administrative Agent (but not any Bank) has approved such variation, amendment or waiver in writing (which approval may be in the form of an email confirmation from the Administrative Agent (or its counsel on its behalf) and shall not be unreasonably withheld, delayed or conditioned) or such variations, amendments or waivers are required by the Takeover Panel, the Takeover Rules, the Securities and Exchange Commission or the High Court or under any applicable law or regulation; provided that the Borrower shall not increase the cash consideration for the Target Shares pursuant to the Scheme from the cash consideration set forth in the Transaction Agreement as in effect on the Effective Date; except that (x) an increase of cash consideration by less than 10% shall be permitted (and any increase in the cash consideration for the Target Shares by 10% or more shall require the consent of the Administrative Agent (but not any Bank)), (y) any increase in cash consideration is permitted to the extent such increase is funded entirely (directly or indirectly) by the subscription for Equity Interests in the Borrower, or by the incurrence of any Indebtedness that would not constitute a Debt Issuance, or cash on hand at the Borrower or any member of the Consolidated Group and any increase in any non-cash consideration shall be deemed not to be adverse to the interests of the Banks, and (z) any extension to the End Date (as defined in the Transaction Agreement) to a date falling not later than the Long Stop Date shall be deemed not to be adverse to the interests of the Banks.

(ii)

Dispatch of Scheme Circular. The Borrower will use reasonable endeavors to procure that the Scheme Circular is dispatched to the holders of the Target Shares as soon as reasonably practicable after approval by the Takeover Panel (to the extent such approval is required) and the High Court and after the Borrower is satisfied that it has obtained all confirmations necessary or desirable from the Securities and Exchange Commission.

(iii)

Progress of Scheme. The Borrower will use commercially reasonable efforts to keep the Administrative Agent reasonably informed as to any material developments in relation to the Scheme and promptly on request provide the Administrative Agent with material information as to the progress of the Scheme and with any material information (subject to applicable legal and regulatory restrictions on disclosure thereof) in relation to the Scheme and will notify the Administrative Agent promptly following it becoming aware that the Court Order has been issued.

(iv)	Implementation of the Scheme. The Borrower shall, and shall procure that Bidco shall:

(A) not take any action (and procure, so far as it is legally able to do so, that no person, acting in concert with it takes any action) which would compel it (or any person acting in concert with it) to make a mandatory offer to shareholders of the Target under Rule 9 of the Takeover Rules;

(B) comply in all material respects with their obligations under the Scheme and the Scheme Documents (in each case subject to (i) waivers granted by or requirements of the Takeover Panel or the requirements of the High Court and (ii) all relevant authorizations, laws and regulations and the requirements, rules and regulations of all applicable regulatory authorities and bodies relating to the Target Acquisition); and

(C) comply in all material respects with their obligations under the Irish Companies Act and the Takeover Rules, subject to any applicable waivers by the Takeover Panel (in each case subject to (i) waivers granted by or requirements of the Takeover Panel or the requirements of the High Court and (ii) all relevant authorizations, laws and regulations and the requirements, rules and regulations of all applicable regulatory authorities and bodies relating to the Target Acquisition).

5.10

Takeover Undertakings. At any time after the Borrower has elected to convert the Scheme to a Takeover Offer pursuant to Section 3.6 of the Transaction Agreement, which election shall be notified as soon as reasonably practicable to the Administrative Agent by a written notice (“Offer Conversion Notice”):

(i)

Terms of the Takeover Offer Document: The Borrower will ensure that (A) any variation of the terms and conditions of either the Transaction Agreement or the Takeover Offer Document from the terms and conditions of the Agreed Form of Scheme Press Announcement (or Transaction Agreement) delivered to the Administrative Agent on the Effective Date and (B) any amendment or waiver of any terms and conditions in the Takeover Offer or the Takeover Offer Document or the Transaction Agreement shall not, in each case of clauses (A) and (B), be materially adverse to the interests of the Banks in their capacities as such, taken as a whole, unless the Administrative Agent (but not any Bank) has approved such variation, amendment or waiver in writing (which approval may be in the form of an email confirmation from the Administrative Agent (or its counsel on its behalf) and shall not be unreasonably withheld, delayed or conditioned) or such variations, amendments or waivers are required by the Takeover Panel, the Takeover Rules, the Securities and Exchange Commission or the High Court or under any applicable law or regulation; provided that (1) the Borrower shall not increase the cash consideration for the Target Shares in a Takeover Offer from the cash consideration set forth in the Transaction Agreement as in effect on the Effective Date; except that (x) an increase of cash consideration for the Target Shares in a Takeover Offer by less than 10% shall be permitted (and any increase in the cash consideration for the Target Shares in a Takeover Offer by 10% or more shall require the consent of the Administrative Agent (but not any Bank)), (y) any increase in cash consideration in a Takeover Offer shall be permitted to the extent such increase is funded entirely (directly or indirectly) by the subscription for Equity Interests in the Borrower, or by the incurrence of any Indebtedness that would not constitute a Debt Issuance or cash on hand at the Borrower or any member of the Consolidated Group and any increase in any non-cash consideration or any decrease in the cash consideration in a Takeover Offer shall be deemed not to be adverse to the interests of the Banks to the extent, in the case of any decrease, that any such reduction in the cash consideration shall have been allocated to a reduction of the commitments under the Bridge Facility, and (z) any extension to the End Date (as defined in the Transaction Agreement) to a date falling not later than the Long Stop Date shall be deemed not to be adverse to the interests of the Banks and (2) any change to the Takeover Offer that would reduce the minimum acceptance level of Target Shares to which the Takeover Offer relates to less than 80% shall be deemed materially adverse to the interests of the Banks and the Administrative Agent.

(ii)

Issue of the Takeover Offer Document: The Borrower shall use commercially reasonable efforts to dispatch the Takeover Offer Document as soon as reasonably practicable after approval by the Takeover Panel (to the extent such approval is required) and after the Borrower is satisfied that it has obtained all confirmations necessary or desirable from the Securities and Exchange Commission.

(iii)

Progress of the Takeover Offer: The Borrower shall keep the Administrative Agent reasonably informed as to the progress of the Takeover Offer and any market purchases of Target Shares made, and provide the Administrative Agent with such material information (subject to applicable legal and regulatory restrictions on disclosure thereof) in respect of the Takeover Offer as the Administrative Agent may reasonably request.

(iv)	Implementation of the Takeover Offer: The Borrower shall, and shall procure that Bidco shall:

(A) not take any action (and procure, so far as it is legally able to do so, that no person acting in concert with it takes any action) which would compel it to make a mandatory offer to the holders of the Target Shares under Rule 9 of the Takeover Rules;

(B) comply in all material respects with their obligations under the Takeover Offer and the Takeover Offer Document (in each case subject to (i) waivers granted by or requirements of the Takeover Panel and (ii) all relevant authorizations, laws and regulations and the requirements, rules and regulations of all applicable regulatory authorities and bodies relating to the Target Acquisition);

(C) comply in all material respects with their obligations under the Irish Companies Act and the Takeover Rules, subject to any applicable waivers by the Takeover Panel (in each case subject to (i) waivers granted by or requirements of the Takeover Panel and (ii) all relevant authorizations, laws and regulations and the requirements, rules and regulations of all applicable regulatory authorities and bodies relating to the Target Acquisition);

(D) not declare the Takeover Offer unconditional unless (i) it has achieved an acceptance level of at least 80% of each class of Target Shares to which the Takeover Offer relates and (ii) the Borrower has become entitled under the Squeeze Out Procedures to issue a Squeeze Out Notice; and

(E) not (unless the Unconditional Date shall have occurred) extend the Takeover Offer beyond 81 days from the date on which the Takeover Offer Document are published, unless required to do so by the Takeover Rules, the Takeover Panel, any applicable law or regulation, any applicable stock exchange or any applicable governmental or other regulatory authority.

5.11

Completion of Purchase of Remaining Shares in the Target. Within 14 days of the date on which the Borrower or Bidco (as applicable) has (i) by virtue of the Takeover Offer acquired, or unconditionally contracted to acquire, not less than 80% in value of the Target Shares and (ii) become entitled under the Squeeze Out Procedures to issue a Squeeze Out Notice, the Borrower shall, or shall procure that Bidco shall:

(a)	give notice to all the remaining holders of the Target Shares that it intends to acquire their shares pursuant to the Squeeze Out Procedures;

(b)	subsequently purchase such shares as soon as reasonably possible; and

(c)	comply with the provisions of the Squeeze Out Procedures in all material respects.

5.12

Take Private Procedure. To the extent the Target Acquisition is consummated by way of a Scheme, the Borrower shall, or shall procure that Bidco shall, submit all required documents to the Registrar to procure the re-registration of the Target as a private company pursuant to Part 20 of the Irish Companies Act within 30 days after the Closing Date (or such longer period reasonably acceptable to the Administrative Agent). To the extent the Target Acquisition is consummated by way of a Takeover Offer, the Borrower shall, or shall procure that Bidco shall, submit all required documents to the Registrar to procure the re-registration of the Target as a private company pursuant to Part 20 of the Irish Companies Act within 30 days after it has acquired all shares of the Target (or such longer period reasonably acceptable to the Administrative Agent).

ARTICLE 6

Negative Covenants

So long as any Advance remains unpaid, or any other Obligation (other than indemnity obligations for which no claim has been made) remains unpaid or unperformed, or any portion of the Commitments remains in force, the Borrower shall not, and shall not permit any of its Subsidiaries to, unless the Administrative Agent (acting with the approval of the Majority Banks) otherwise consents in writing:

6.1	Change in Nature of Business. Make any material change in the nature of the business of the Borrower and its Subsidiaries, taken as a whole, as at present conducted.

6.2	Mergers. Merge, consolidate or amalgamate with or into any Person, or convey substantially all of its Properties and assets to another Person, unless each of the following conditions are met:

(a)	no Default or Event of Default exists or would exist immediately following the consummation of such merger, consolidation, amalgamation or conveyance;

(b)	in a merger, consolidation or amalgamation of the Borrower with another Person or Persons, the Borrower is the surviving entity; and

(c)

in the case of a conveyance of Properties and assets, the Properties and assets conveyed do not consist of substantially all of the Properties and assets of the Borrower and its Subsidiaries taken as a whole.

6.3

Liens; Sales and Leasebacks. Create, incur, assume or suffer to exist any Lien of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired, or engage in any sale and leaseback transaction with respect to its Property, except:

(a)	Permitted Encumbrances;

(b)	Liens in favor of the Administrative Agent or the Banks under the Loan Documents;

(c)

Liens existing on the date hereof and listed on Schedule 6.3 and Liens on the same Property which secure Indebtedness or obligations which replaces or refinances the Indebtedness (or commitment) or obligations originally secured by those Liens; provided that the Indebtedness or obligations secured thereby are not increased;

(d)	pre-existing Liens on assets acquired by the Borrower or any of its Subsidiaries after the Effective Date; and

(e)

additional Liens securing Indebtedness or obligations (including sale and leaseback transactions to which the Borrower or any Subsidiary is a party as vendor and lessee), the outstanding amount of which Indebtedness or obligation together with Indebtedness of the Borrower’s Subsidiaries permitted under Section 6.5, does not in the aggregate exceed 35% of Consolidated Net Worth (measured as of the last day of the most recently ended Fiscal Quarter).

6.4

Transactions with Affiliates. Enter into any transaction of any kind which is material to the Borrower and its Subsidiaries taken as a whole with any Affiliate of the Borrower other than (a) transactions between or among the Borrower and its Subsidiaries or between or among its Subsidiaries; provided that, for the purposes of this Section 6.4 the term “Subsidiary” shall include any partnership and joint venture that is excluded from the definition of the term “Subsidiary” but as to which the Borrower or Subsidiary owns 50% or more of the ownership interests, (b) transactions on terms at least as favorable to the Borrower or its Subsidiaries as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, and (c) transactions approved by a majority of the disinterested members of the Board of Directors of Borrower or the applicable Subsidiary.

6.5

Subsidiary Indebtedness. Permit Indebtedness of the Borrower’s Subsidiaries (other than under this Agreement) at any time that, when aggregated (without duplication) with Indebtedness permitted to be secured by Liens in accordance with Section 6.3(e), exceeds 35% of Consolidated Net Worth (measured as of the last day of the most recently ended Fiscal Quarter).

6.6	Financial Covenant. Permit the Consolidated Interest Coverage Ratio as of the end of any Fiscal Quarter ended on or after the Initial Funding Date to be less than 3.50 to 1.00.

6.7	Use of Proceeds.

(a)

Use the proceeds of any Advance for the purpose of funding any activity or business in any Sanctioned Countries or for the purpose of funding any prohibited activity or business of any Person located, organized or residing in any Sanctioned Country or who is a Sanctioned Person or, to the Borrower’s knowledge, any person owned by or controlled by, or acting for or on behalf of a Sanctioned Person, in any case, absent valid and effective licenses and permits issued by the relevant government sanctioning authorities described in Section 4.16 (collectively, the “Sanctioning Authorities”) or otherwise in accordance with applicable laws, or in any other manner that will result in any violation by any Bank or the Agent of the sanctions administered or enforced by the Sanctioning Authorities; nor

(b)

Use the proceeds of any Advance for the purpose of funding an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person, in violation of the FCPA (as defined in Section 4.17).

ARTICLE 7

Information and Reporting Requirements

7.1

Financial and Business Information. So long as any Advance remains unpaid, or any other Obligation (other than indemnity obligations for which no claim has been made) remains unpaid or unperformed, or any portion of the Commitments remains in force, the Borrower shall, unless the Administrative Agent (with the approval of the Majority Banks) otherwise consents in writing, deliver to the Banks and the Administrative Agent, at the Borrower’s sole expense:

(a)

As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, (ii) consolidated statements of income and (iii) consolidated statements of cash flow, in each case described in clauses (ii) and (iii) of this Section 7.1(a) of the Borrower and its Subsidiaries for such Fiscal Quarter and for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail. Such financial statements shall be certified by a Senior Officer of the Borrower as fairly presenting the financial condition, results of operations and changes in financial position of the Borrower and its Subsidiaries in accordance with Generally Accepted Accounting Principles (other than any requirement for footnote disclosures), as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

(b)

As soon as practicable, and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year, (ii) consolidated statements of income of the Borrower and its Subsidiaries for such Fiscal Year and (iii) consolidated statements of cash flow of the Borrower and its Subsidiaries for such Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with Generally Accepted Accounting Principles, and such consolidated balance sheet and consolidated statements shall be accompanied by a report and opinion of Ernst & Young or other independent public accountants of recognized national standing selected by the Borrower, which report and opinion shall be prepared in accordance with generally accepted auditing standards as at such date;

(c)

Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of the Borrower generally, and copies of all annual, regular, periodic, current and special reports and registration statements which the Borrower or a Subsidiary of the Borrower may file or be required to file under Sections 13 or 15(d) of the Securities Exchange Act of 1934;

(d)

Promptly, and in any event within five (5) Banking Days after a Senior Officer of the Borrower obtains actual knowledge of the existence of any condition or event which constitutes a Default or Event of Default, written notice specifying the nature and period of existence thereof and specifying what action the Borrower or any of its Subsidiaries is taking or proposes to take with respect thereto;

(e)

Promptly upon becoming aware of the occurrence of any ERISA Event defined in clauses (i) through (vii) or (xi) of the definition thereof involving Title IV of ERISA that could reasonably be expected to result in material liability to the Borrower or its Subsidiaries or any ERISA Event that could reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action the Borrower or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(f)

With reasonable promptness, copies of (a) each Schedule SB (Actuarial Information) to the annual report, if any (Form 5500 Series), filed by the Borrower or any of its Current ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan following the Administrative Agent’s request; (b) all notices received by the Borrower or any of its Current ERISA Affiliates from the sponsor of a Multiemployer Plan concerning an ERISA Event defined in clauses (i) through (vii) or (xi) of the definition thereof following the receipt thereof; and (c) such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;

(g)

promptly following any reasonable request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Bank for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation; and

(h)	Such other material information related to the Borrower’s ability to meet its Obligations hereunder as from time to time may be reasonably requested by the Administrative Agent or the Majority Banks.

Documents required to be delivered pursuant to Section 7.1 (to the extent any such documents are included in materials otherwise filed with or furnished to the Securities and Exchange Commission and available to the public may be delivered electronically and if so delivered), shall be deemed to have been delivered for all purposes of this Agreement on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 13.7; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website (including, without limitation, the EDGAR System), if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.2

Compliance Certificates. So long as any Advance remains unpaid, or any other Obligation (other than indemnity obligations for which no claim has been made) remains unpaid or unperformed, or any portion of the Commitments remains outstanding, the Borrower shall, unless the Majority Banks otherwise consent, deliver to the Administrative Agent, at the Borrower’s sole expense, concurrently with the financial statements required pursuant to Sections 7.1(a) and 7.1(b), a Compliance Certificate signed by a Senior Officer of the Borrower, including calculations as set forth therein.

ARTICLE 8

Conditions

8.1

Conditions to Effectiveness. This Agreement shall be effective on the first date (the “Effective Date”) on which each of the following conditions precedent (unless the Administrative Agent, acting at the direction of the Banks, otherwise consents in writing) shall have been satisfied:

(a)

The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each in form and substance satisfactory to the Administrative Agent and the Banks:

(1)	executed counterparts of this Agreement and the Fee Letter;

(2)

a certified copy of the Certificate of Incorporation of the Borrower, together with a good standing certificate from the Secretary of State of the State of incorporation of the Borrower and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such state, each dated a recent date on or prior to the Effective Date;

(3)	copies of the Borrower’s Bylaws, certified as of a recent date on or prior to the Effective Date by the corporate secretary or an assistant secretary of the Borrower;

(4)

resolutions of the Board of Directors of the Borrower approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is a party, certified as of a recent date on or prior to the Effective Date by the corporate secretary or an assistant secretary of the Borrower as being in full force and effect without modification or amendment;

(5)	signature and incumbency certificates of the officers of the Borrower executing this Agreement and the other Loan Documents;

(6)	the favorable written opinion of Sullivan & Cromwell LLP, counsel to the Borrower; and

(7)	a Certificate of a Senior Officer of the Borrower certifying that the conditions specified in Sections 8.1(b), 8.1(c), and 8.1(d) have been satisfied.

(b)	As of the Effective Date, the representations and warranties of the Borrower contained in Article 4 (other than Sections 4.20 and 4.21) shall be true and correct.

(c)	No Default shall have occurred and would be continuing on the Effective Date.

(d)

A Senior Officer of the Borrower shall have certified to the Administrative Agent in a Certificate that the Borrower will pay, during ordinary business hours in Los Angeles on the Effective Date, to the Arrangers and the Administrative Agent the fees payable on the Effective Date referred to in Section 3.4 and the fees, costs and expenses referred to in Section 11.3 to the extent invoiced (if applicable) by the relevant person at least one day prior to the Effective Date.

(e)

The Administrative Agent shall have a copy, certified by the Borrower and signed by a Senior Officer of the Borrower as true and complete, of (i) the Agreed Form of Scheme Press Announcement and (ii) the executed Transaction Agreement.

(f)

The Administrative Agent shall have received, so long as requested no less than 4 Banking Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case relating to the Borrower.

The Administrative Agent shall notify the Borrower and the Banks of the Effective Date in writing promptly upon such conditions precedent being satisfied, and such notice shall be conclusive and binding.

8.2

Conditions Precedent to Each Funding Date. Subject to Sections 2.2 and 2.3, the obligation of each Bank to make an Advance on any Funding Date is subject to the receipt or satisfaction (or waiver in accordance with Section 11.2), as applicable, of the following conditions:

(a)	The Effective Date shall have occurred.

(b)	As of the Closing Date, if the Target Acquisition is effected by way of a Scheme, the Administrative Agent shall have received:

(i)	a Certificate of a Senior Officer of the Borrower certifying:

(A)	the date on which the Scheme Circular was posted to the shareholders of the Target;

(B)	the date on which the Scheme Press Announcement was issued; and

(C)	the date on which the High Court has sanctioned the Scheme;

(ii)	a copy of the Scheme Circular, certified by a Senior Officer of the Borrower as a correct and complete copy; and

(iii)	a copy of the Scheme Press Announcement, certified by a Senior Officer of the Borrower as a correct and complete copy.

(c)	As of the Closing Date, if the Target Acquisition is effected by way of a Takeover Offer, the Administrative Agent shall have received:

(i)	a Certificate of a Senior Officer of the Borrower certifying:

(A)	the date on which the Takeover Offer Document was posted to the holders of the Target Shares;

(B)	the date on which the Offer Press Announcement was issued; and

(C)	the date on which the Takeover Offer became or was declared to be wholly unconditional;

(ii)	a copy of the Takeover Offer Document, certified by a Senior Officer of the Borrower as a correct and complete copy; and

(iii)	a copy of the Offer Press Announcement, certified by a Senior Officer of the Borrower as a correct and complete copy.

(d)

On each Funding Date (A) (x) no Certain Funds Default is continuing and (y) the Certain Funds Representations are true and correct (or, if a Certain Funds Representation does not include a materiality concept, true and correct in all material respects) as of such date and (B) the Administrative Agent shall have received a certificate of the Borrower signed by a Senior Officer certifying as to the satisfaction of the condition set forth in the foregoing clause (A).

(e)

Where (i)(A) the Target Acquisition is effected by way of a Scheme, the Target Acquisition shall have been, or substantially concurrently with the occurrence of the Initial Funding Date shall be consummated in all material respects in accordance with the terms and conditions of both the Transaction Agreement and the Scheme Documents (it being understood that substantially concurrently shall permit the payment of cash component of the Scheme Consideration being made within 14 days after the Scheme Effective Date) without giving effect to any amendment to the Scheme Documents or waiver thereof (except as permitted by Section 5.9(i)) and (B) the Administrative Agent shall have received a certificate of the Borrower signed by a Senior Officer certifying (1) as to the satisfaction of the condition set forth in the preceding clause (i)(A) and (2) attaching a copy of the Court Order, a copy of the Required EGM Resolutions, certified as a true and correct copy received from Target or (ii)(A) the Target Acquisition is effected by way of a Takeover Offer, the Takeover Offer has been, or substantially concurrently with the occurrence of the Initial Funding Date shall be consummated in all material respects in accordance with the terms and conditions of the Transaction Agreement and the Takeover Offer Document and shall have become unconditional in all respects in accordance with the terms of the Transaction Agreement and the Takeover Offer Document (it being understood that substantially concurrently shall permit the payment of cash consideration for the tendered Target Shares being made within 14 days of the Unconditional Date) without giving effect to any amendment to the Takeover Offer Document or waiver thereof (except as permitted by Section 5.10(i)) and (B) the Administrative Agent shall have received a certificate of the Borrower signed by a Senior Officer certifying as to the satisfaction of the condition set forth in the preceding clause (ii)(A).

(f)	The Administrative Agent shall have received a Request for Loan in accordance with Section 2.2 or 2.3.

(g)

All fees then due and payable by the Borrower to the Administrative Agent, the Arrangers and the Banks under the Loan Documents or pursuant to the Fee Letter shall be paid (either in advance of the Closing Date or out of the proceeds of the Advance on such Funding Date, at the Borrower’s option) to the extent invoiced (if applicable) by the relevant person at least three Banking Days prior to the Closing Date.

(h)

As of each Funding Date, as applicable, solely with respect to the applicable Bank (without affecting the condition to any other Bank’s funding obligation hereunder), there shall not be in effect any applicable law or order in any jurisdiction of competent authority that permanently enjoins, prevents or prohibits the performance of its funding obligation under Section 2.1 (and the Bank agrees that as soon as reasonably practicable following becoming aware that any such event is pending or threatened, it shall notify the Borrower and as soon as reasonably practicable consult with the Borrower about possible mitigants, as well as use commercially reasonable efforts to assign (prior to the expiry of the Certain Funds Period, with the prior written consent of the Borrower, not to be unreasonably withheld or delayed) its Commitments to an Affiliate of such Bank that is not subject to such enjoinment, prevention or prohibition (to the extent not, in such Bank’s good faith judgment, otherwise disadvantageous to such Bank), and provided that such Bank shall, within 1 Banking Days’ notice from the Borrower, and subject to any applicable “know your customer” requirements, transfer its Commitment to any bank designated by the Borrower at par, together with fees accrued up to the date of such transfer but at no other cost or expense to the Borrower, and with no entitlement to any fees that may be payable under the Loan Documents at any time after the date of such transfer).

The Administrative Agent shall notify the Borrower and the Banks as soon as practicable upon the satisfaction of the further conditions precedent in this Section 8.2, and such notice shall be conclusive and binding.

8.3

Actions by Banks During the Certain Funds Period. During the Certain Funds Period and notwithstanding (i) any provision to the contrary in the Loan Documents or (ii) that any condition set out in Section 8.1 may subsequently be determined to not have been satisfied or any representation or warranty given on the Effective Date was incorrect in any respect, none of the Banks nor the Agents shall, unless a Certain Funds Default has occurred and is continuing (neither remedied nor waived), be entitled to:

(a)	cancel any of its Commitments (subject to any Commitment reductions made pursuant to Section 2.7);

(b)

(x) rescind, terminate, claim invalidity of or cancel the Loan Documents or the Commitments (subject to any Commitment reductions made pursuant to Section 2.7), (y) exercise any similar right or remedy or (z) make or enforce any claim under the Loan Documents it may have to the extent, in this clause (z), to do so would prevent, delay, limit or adversely impact the making of an Advance for Certain Funds Purposes;

(c)

refuse to participate in the making of an Advance for Certain Funds Purposes unless the applicable conditions set forth in Section 8.2 have not been satisfied (or waived by the Majority Banks) as of the applicable date;

(d)	exercise any right of set-off or counterclaim in respect of an Advance to the extent to do so would prevent, delay, limit or adversely impact the making of an Advance for Certain Funds Purposes; or

(e)	cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Document;

provided that immediately upon the expiry of the Certain Funds Period, but subject to any limitations set forth herein, including with respect to the Borrower’s remedies prior to the Clean-up Date, all such rights, remedies and entitlements shall be available to the Banks and the Agents notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

ARTICLE 9

Events of Default and Remedies upon Event of Default

9.1	Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an “Event of Default”:

(a)	The Borrower fails to pay any principal of any of the Loans, or any portion thereof, on the date when due; or

(b)

The Borrower (i) fails to pay any interest on any of the Loans, or any portion thereof, or (ii) fails to pay any other fee or amount payable to the Administrative Agent, the Banks under any Loan Document, or any portion thereof, in each case within five (5) Banking Days after demand therefor; or

(c)	Any failure to comply with Section 7.1(d); or

(d)

The Borrower fails to perform or observe any other covenant or agreement contained in any Loan Document on its part to be performed or observed within thirty (30) days after the giving of notice by the Administrative Agent or the Majority Banks of such Default; provided, however, that (x) any failure to observe any of the covenants contained in Sections 5.2 (as it relates to the Borrower’s existence) and 6.2 shall constitute an immediate Event of Default hereunder and (y) any failure to observe any of the covenants contained in Section 5.9, 5.10, 5.11 or 5.12 shall constitute an Event of Default upon a written notice in respect thereof on or prior to the Closing Date from the Administrative Agent to the Borrower; provided, further, that any failure to observe any of the covenants contained in Section 6.3 shall constitute an Event of Default upon notice from the Administrative Agent (acting on the direction of the Majority Banks) to the Borrower; and provided further that any failure to observe any of the covenants contained in Section 6.5 shall constitute an Event of Default five (5) Banking Days after knowledge by the Borrower of such Default (other than as a result of the giving of notice by the Administrative Agent or the Majority Banks as hereinafter provided) or, if earlier, the giving of notice by the Administrative Agent or the Majority Banks of such Default; or

(e)	Any representation or warranty made in this Agreement, any Notes, or any Request for Loan was incorrect in any material respect when made or reaffirmed; or

(f)

The Borrower or any of its Subsidiaries (i) fails to pay the principal, or any principal installment, or any interest or fees or any other amount of any present or future Indebtedness (other than under the Loan Documents) in an amount in excess of $200,000,000, or any guaranty of present or future Indebtedness in an aggregate amount in excess of $200,000,000, on its part to be paid, when due (and after expiration of any stated grace or notice period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other material term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, and such failure or event continues after the applicable grace period, if any, and is not waived, in connection with any present or future Indebtedness in an amount in excess of $200,000,000, or of any guaranty of present or future Indebtedness in excess of $200,000,000, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness or guaranty due before the date on which it otherwise would become due; or

(g)

Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Banks or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Majority Banks, is materially adverse to the interests of the Banks; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same (during the Certain Funds Period, in each case, in writing); or

(h)

A judgment against the Borrower or any of its Subsidiaries is entered for the payment of money in excess of $200,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) and, absent procurement of a stay of execution, such judgment remains unstayed, unbonded or unsatisfied for sixty (60) calendar days after the date of entry of judgment; or

(i)

The Borrower, Bidco or any Subsidiary of the Borrower, the Shareholders’ Equity of which, as shown on the most recent consolidated balance sheet, equals or exceeds 10% of the Shareholders’ Equity of the Borrower and its Consolidated Subsidiaries as shown on such consolidated balance sheet, institutes or consents to any proceeding under a Debtor Relief Law relating to it or to all or any substantial part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator (or in the case of Bidco, an examiner), rehabilitator or similar officer for it or for all or any substantial part of its Property; or any receiver, trustee, custodian, conservator, liquidator (or in the case of Bidco, an examiner), rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) calendar days; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or any order for relief shall be entered in respect of the Borrower or any such Subsidiary; or

(j)

(i) Any Person or two or more Persons acting in concert shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; or (ii) during any period of up to 12 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Borrower, or whose nomination for election to the Board of Directors of the Borrower was recommended or approved by a vote of at least a majority of the directors then still in office who were directors of the Borrower on the first day of such period, shall cease for any reason to constitute a majority of the Board of Directors of the Borrower; provided, however, that there shall not be an Event of Default pursuant to subsection (i) of this Section 9.1(j) with respect to any Persons who on the date hereof meet the requirements set forth in said subsection (i) of this Section 9.1(j); or

(k)

there shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of the Borrower, a Subsidiary or any of their ERISA Affiliates in excess of $200,000,000 during the term of this Agreement; or there shall exist an “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans with respect to which the Borrower or a Subsidiary has any financial liability, including potential joint and several liability in the event any such Pension Plan were to terminate (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $200,000,000 and Majority Banks determine that such event could reasonably be expected to have a Material Adverse Effect.

9.2

Remedies Upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent or the Banks provided for elsewhere in this Agreement, or the Loan Documents, or by applicable Law, or in equity, or otherwise (but subject in all respects to Section 8.3):

(a)	Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(i) with respect to the Borrower:

(1)

the commitment to make Advances and all other obligations of the Administrative Agent, the Banks and all rights of the Borrower and any other parties under the Loan Documents shall be suspended without notice to or demand upon the Borrower, which are expressly waived by the Borrower, except, subject to Section 9.2(a)(2), that the Majority Banks (or all of the Banks to the extent required by Section 11.2) may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Majority Banks (or all of the Banks, as the case may be), to reinstate the Commitments and make further Advances, which waiver or determination shall apply equally to, and shall be binding upon, all the Banks; and

(2)

the Majority Banks may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitments and declare, by notice to the Borrower, all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by the Borrower.

(b)	Upon the occurrence of any Event of Default described in Section 9.1(i) with respect to the Borrower (but for the avoidance of doubt, subject to Section 8.3):

(1)

the commitment to make Advances and all other obligations of the Administrative Agent or the Banks and all rights of the Borrower and any other parties under the Loan Documents shall terminate without notice to or demand upon the Borrower, which are expressly waived by the Borrower; and

(2)

the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by the Borrower.

(c)

Upon the occurrence of any Event of Default, subject to clause (d) of this Section 9.2, the Banks and the Administrative Agent, or any of them, without notice to or demand upon the Borrower, which are expressly waived by the Borrower, may proceed to protect, exercise and enforce their rights and remedies under the Loan Documents against the Borrower and any other party and such other rights and remedies as are provided by Law or equity.

(d)

The order and manner in which the Banks’ rights and remedies are to be exercised shall be determined by the Majority Banks in their sole discretion, and all payments received by the Administrative Agent and the Banks, or any of them, shall be applied first to the costs and expenses (including attorneys’ fees and disbursements covered by Section 11.3) of the Administrative Agent, acting as Administrative Agent, and of the Banks

(to the extent covered by Section 11.3), and thereafter paid pro rata to the Banks in the same proportions that the aggregate Obligations owed to each Bank under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Banks, without priority or preference among the Banks. Regardless of how each Bank may treat payments for the purpose of its own accounting, for the purpose of computing the Borrower’s Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of the Administrative Agent, acting as Administrative Agent, and the Banks, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Banks under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Banks hereunder or thereunder or at law or in equity.

(e)

Upon the occurrence of an Event of Default resulting from or resulting in the default by the Borrower in the repayment of its Term Rate Advances when required by the terms of this Agreement, the Borrower shall compensate each Bank in accordance with Section 3.6(c).

Notwithstanding anything in this Agreement to the contrary, for a period commencing on the Initial Funding Date and ending on the date falling 120 days after the Initial Funding Date (the “Clean-up Date”), notwithstanding any other provision of any Loan Document, any breach of covenants, misrepresentation or other default which arises with respect to the Target and its Subsidiaries will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default, as the case may be, if:

(i)	it is capable of remedy and reasonable steps are being taken to remedy it;

(ii)	the circumstances giving rise to it have not knowingly been procured by the Borrower (and the Borrower’s knowledge of such circumstances does not of itself constitute procurement); and

(iii)	it is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be, notwithstanding the above.

ARTICLE 10

The Administrative Agent

10.1

Appointment and Authority. Each of the Banks hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 10 are solely for the benefit of the Administrative Agent and the Banks, and the Borrower shall have no rights as a third party beneficiary of any of such provisions (except for the consents specifically required in Section 10.6). It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2

Rights as a Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

10.3	Exculpatory Provisions.

(a)

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any Debtor Relief Law; and

(iii)

shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2 and Article 9), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Bank.

(c)

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 8 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4

Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank unless the Administrative Agent shall have received notice to the contrary from such Bank prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5

Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and each such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.6	Resignation of the Administrative Agent.

(a)

The Administrative Agent may at any time, following the expiry of the Certain Funds Period, give notice of its resignation to the Banks and the Borrower. Upon receipt of any such notice of resignation, the Majority Banks shall have the right, with the written consent of the Borrower (such consent not to be unreasonably withheld and not to be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Banks) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)

If the Person serving as Administrative Agent is a Defaulting Bank pursuant to clause (v) of the definition thereof, the Majority Banks may, to the extent permitted by applicable Law, by notice in writing to the Borrower (and, prior to the expiry of the Certain Funds Period, with the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed) and such Person remove such Person as Administrative Agent and, with the written consent of the Borrower (such consent not to be unreasonably withheld and (following the expiry of the Certain Funds Period) not to be required if an Event of Default has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Banks ) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly, until such time, if any, as the Majority Banks appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent, as of the Resignation Effective Date or the Removal Effective Date, as applicable) and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.6). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 10 and Sections 11.3 and 11.12 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

10.7	Non-Reliance on Administrative Agent and Other Banks.

Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Banks or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8

Right to Indemnity. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.12 to be paid by it to the Administrative Agent, its directors, officers, agents, employees, attorneys and Affiliates, each Bank shall, ratably in accordance with its ratable share (based on the Commitments and Loans held by each Bank), indemnify and hold the Administrative Agent, its directors, officers, agents, employees, attorneys and Affiliates harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees and disbursements) that may be imposed on, incurred by or asserted against them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of the Borrower to pay the Obligations represented by the Loan Documents) or any action taken or not taken by it as Administrative Agent thereunder, except such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Bank shall reimburse the Administrative Agent upon demand for that Bank’s ratable share of any cost or expense incurred by the Administrative Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that the Borrower or any other party is required by Section 11.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section shall entitle the Administrative Agent to recover any amount from the Banks if and to the extent that such amount has theretofore been recovered from the Borrower or any of its Subsidiaries. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

10.9

No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Arrangers or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Bank hereunder.

10.10

Bank ERISA Matters. (a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Borrower, that at least one of the following is and will be true:

(i)

such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)

the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,

(iii)

(A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

(b)

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

10.11	Erroneous Payment.

(a)

If the Administrative Agent (x) notifies a Bank or any Person who has received funds on behalf of a Bank (any such Bank or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Bank or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient pending its return or repayment as contemplated below in this Section 10.11 and held in trust for the benefit of the Administrative Agent, and such Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Banking Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such

Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)

Without limiting immediately preceding clause (a), each Bank or any Person who has received funds on behalf of a Bank hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Bank, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Bank shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Banking Day of its knowledge of the occurrence of any of the circumstances described in the immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.11(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.11(a) or on whether or not an Erroneous Payment has been made.

(c)

Each Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts against any amount due to the Administrative Agent under immediately preceding clause (a).

(d)

(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Bank at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Bank shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Bank shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Bank shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Bank shall become a Bank hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Bank shall cease to be a Bank hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Bank, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Bank and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 11.9 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Bank (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Bank (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Bank pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Bank from time to time.

(e)

The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Bank, to the rights and interests of such Bank) under the Loan Documents with respect to such amount (the “Erroneous

Payment Subrogation Rights”) (provided that the Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other guarantor; provided that this Section 10.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)

To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)

Each party’s obligations, agreements and waivers under this Section 10.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE 11

Miscellaneous

11.1

Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Administrative Agent and the Banks provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Administrative Agent and the Banks; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Administrative Agent’s or the Banks’ rights to assert them in whole or in part in respect of any other Loan.

11.2

Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by the Borrower or any other party therefrom, may in any event be effective unless the same shall be in writing and signed by the Majority Banks (or signed by the Administrative Agent at the direction of the Majority Banks) (and, in the case of amendments, modifications or supplements of or to any Loan Document to which a Borrower is a party, the approval in writing of the Borrower), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Banks directly and adversely affected by such amendment, modification, supplement, termination, waiver or consent, no amendment, modification, supplement, termination, waiver or consent may be effective:

(a)

To increase any Bank’s Commitment, extend scheduled payment dates of any Loan or Note beyond the Maturity Date, or reduce the rate of interest (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 3.7) or fees in respect of the Commitments or the Loans, or extend the time of payment of principal, interest or fees, or reduce the principal amount of the Obligations;

(b)	To amend or modify the provisions of the definitions of “Maturity Date”, or “Majority Banks” or of this Section; or

(c)	To amend or modify any provision of this Agreement that expressly requires the consent or approval of all the Banks.

In addition, no amendment, modification, supplement, termination, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent acting in such capacity under this Agreement or any Note.

11.3

Costs, Expenses and Taxes. The Borrower shall pay on demand the reasonable costs and expenses (a) of each Arranger, the Administrative Agent and the Syndication Agent in connection with the negotiation, preparation, execution and delivery of the Loan Documents (including, without limitation, the reasonable legal fees and out-of-pocket expenses of Davis Polk & Wardwell LLP and Mason Hayes & Curran LLP), (b) if a Borrower requests the amendment, waiver, supplement or modification the Loan Documents, of the Administrative Agent in connection with any such amendment, waiver, supplement or modification (including, without limitation, the reasonable legal fees and out-of-pocket expenses of counsel to the Administrative Agent), and (c) if any Event of Default has occurred and is continuing, of the Administrative Agent and the Banks in connection with any workout, restructuring, reorganization (including a bankruptcy reorganization) and in any event enforcement or attempted enforcement of the Loan Documents, and any matter related thereto, including, without limitation, out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel, independent public accountants and other outside experts retained by the Administrative Agent or any Bank, and including, without limitation, any costs, expenses or fees incurred or suffered by the Administrative Agent or any Bank in connection with or during the course of any bankruptcy or insolvency proceedings of the Borrower or any Subsidiary thereof. The Borrower shall pay any and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify the Arrangers, the Administrative Agent, the Syndication Agent and the Banks from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any party (other than any Arranger, the Administrative Agent, the Syndication Agent or any Bank) to perform any of its Obligations. This Section 11.3 shall not apply to the extent that any loss, liability or expense relates to any Taxes (including withholding Taxes and Other Taxes) for which there may be an indemnification, reimbursement or other payment obligation imposed on the Borrower pursuant to any other provision of this Agreement (including, without limitation, Section 3.10).

11.4

Obligation to Make Payments in Dollars. The obligation of the Borrower to make payments in Dollars of the principal and interest becoming due and payable on each Loan, and to pay all other Obligations hereunder in Dollars, (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent and the Banks of the full amount of Dollars, expressed to be payable in respect of the principal and interest of each Loan and in respect of each other Obligation, (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in Dollars, the amount, if any, by which such actual receipt shall fall short of the full amount of Dollars so expressed to be payable and (iii) shall not be affected by judgment being obtained for any other sum due under this Agreement.

11.5

Nature of Banks’ Obligations. The obligations of the Banks hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Banks or any of them pursuant hereto or thereto may, or may be deemed to, make the Banks a partnership, an association, a joint venture or other entity, either among themselves or with the Borrower or any Affiliate of the Borrower. Each Bank’s obligation to make any Advance pursuant hereto is several and not joint or joint and several, and is not conditioned upon the performance by all other Banks of their obligations to make Advances.

11.6

Survival. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the parties to any Loan Document, will survive the making of the Advances hereunder and the execution and delivery of the Notes, and have been or will be relied upon by the Administrative Agent and each Bank, notwithstanding any investigation made by the Administrative Agent or any Bank or on their behalf. The obligations of the Borrower under Sections 3.5 and 3.6 shall survive for thirty (30) days following the termination of this Agreement and the repayment of the Notes. The obligations of the Borrower under Sections 11.3 and 11.12 shall survive the termination of this Agreement and the repayment of the Notes, provided, however, that such obligations shall not, from and after the termination of this Agreement, be deemed to be Obligations for any purpose under the Loan Documents.

11.7	Notices and Other Communications; Facsimile Copies.

(a)

Notices General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or other electronic communication as follows:

(i)

if to the Borrower, or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.7 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)	if to any other Bank, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b)below, shall be effective as provided in said paragraph (b).

(b)

Electronic Communications. Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Article 2 if such Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article 2 by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i) of this Section 11.7(b), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) of this Section 11.7(b), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)	Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)	Platform.

(i)

Each of the Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the Banks by posting the Communications on DebtDomain, Intralinks, Syndtrak or a substantially similar electronic transmission systems (the “Platform”).

(ii)

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT

PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Bank by means of electronic communications pursuant to this Section, including through the Platform.

11.8

Execution of Loan Documents. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto. The words “delivery,” “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby or thereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.9	Binding Effect; Assignment; Entire Agreement.

(a)

This Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto and thereto and their respective successors and assigns, except that the Borrower and/or its Affiliates may not assign their rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Banks.

(b)

Assignments by Banks. Any Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A)

in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitments and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 11.9(b)(i)(B) in the aggregate or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and

(B)

in any case not described in Section 11.9(b)(i)(A), the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the Advances of the assigning Bank subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $5,000,000 and assigned amounts must be in increments of $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents in writing (each such consent not to be unreasonably withheld or delayed).

(ii)

Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan or the Commitments assigned.

(iii)	Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.9(b)(i)(B) and, in addition:

(A)

the written consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) (other than during the Certain Funds Period) an Event of Default under Section 9.1(a), (b) or (i) has occurred and is continuing at the time of such assignment, (y) (during the Certain Funds Period), a Certain Funds Default has occurred and is continuing at the time of such assignment, or (z) (other than during the Certain Funds Period) such assignment is to a Bank, an Affiliate of a Bank or an Approved Fund (provided in each case that reasonable notice thereof shall have been given to the Borrower and Administrative Agent); provided that it is agreed that, notwithstanding the foregoing, during the Certain Funds Period, the Borrower may withhold such consent in its sole discretion unless such assignment is from a Bank to one or more of its Affiliate(s) (in which case, provided that reasonable notice thereof shall have been given to the Borrower, such consent shall not be unreasonably withheld or delayed by the Borrower); and

(B)

the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Bank, an Affiliate of such Bank or an Approved Fund.

(iv)

Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)

No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Bank or Potential Defaulting Bank or any of their respective Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)	No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)	Provision of Tax Forms. The documentation required by Section 11.27 with respect to such assignee shall have been provided to the Borrower and the Administrative Agent.

(viii)

Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent and each other Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.9(g), from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.5, 3.6, 3.10(d), 11.3, and 11.12 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 11.9(c).

(c)

Participations. Any Bank may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. For the avoidance of doubt, each Bank shall be responsible for the indemnity under Section 10.8 with respect to any payments made by such Bank to its Participant(s).

Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a) and (b) (in the case of such clause (b), solely with respect to amendments or modifications of the provisions of the definition of “Maturity Date”) of Section 11.2 that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.5, 3.6 and 3.10(d) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 11.9(b); provided that such Participant agrees to be subject to the provisions of Section 11.27 as if it were an assignee under Section 11.9(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.10 as though it were a Bank; provided that such Participant agrees to be subject to Section 11.11 as though it were a Bank.

(d)

Limitations upon Participant Rights. Unless the Borrower otherwise agrees in writing, a Participant shall not be entitled to receive any greater payment under Sections 3.5, 3.6 and 3.10(d) than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to the benefits of Section 3.10(d) with respect to United States withholding tax unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.27 as though it were a Bank.

(e)

Participant Register. Each Bank that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain a register for the recordation of the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in its rights and other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)

Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(g)

The Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the address referred to in Section 11.7 a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(h)

Debt Syndication during the Certain Funds Period. Each of the Banks and the Administrative Agent confirms that it is aware of, and agrees to comply in all respects with, the terms and requirements of the Takeover Panel and Takeover Rules in relation to debt syndication during an offer period under the Takeover Rules.

11.10

Setoff Rights. Subject in all respects to Section 8.3, if an Event of Default has occurred and is continuing, the Administrative Agent and each Bank and each of its Affiliates (but only with the consent of the Majority Banks) is hereby authorized to the fullest extent permitted by law to setoff and apply any funds in any deposit account maintained with it by the Borrower and/or any Property of the Borrower in its possession against the Obligations; provided that in the event that any Defaulting Bank shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.9 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Banks, and (b) the Defaulting Bank shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Bank as to which it exercised such right of setoff.

11.11

Sharing of Setoffs. Each Bank severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against the Borrower, or otherwise, receives payment, through any means, of the Obligations held by it that is in excess of that Bank’s proportionate share of the Total Outstandings as applied to such payment, then: (a) the Bank exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Bank a participation in the Obligations held by the other Bank and shall pay to the other Bank a purchase price in an amount so that the share of the Obligations held by each Bank after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Banks share any payment obtained in respect of the Obligations ratably in accordance with each Bank’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Bank by the Borrower or any Person claiming through or succeeding to the rights of the Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Bank that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the Obligations purchased. The Borrower expressly consents to the foregoing arrangements and agrees that any Bank holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Bank were the original owner of the Obligation purchased; provided, however, that each Bank agrees that it shall not exercise any right of setoff, banker’s lien or counterclaim without first obtaining the consent of the Majority Banks.

11.12

Indemnity by the Borrower. The Borrower agrees to indemnify, save and hold harmless each Arranger, the Administrative Agent, the Syndication Agent and each Bank and their respective Related Parties (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action asserted by any third party or by the Borrower if the claim, demand, action or cause of action arises out of or relates to the Commitments, the use or contemplated use of proceeds of any Advance, any transaction contemplated by this Agreement, or any relationship or relationship alleged to exist by the Borrower, its Affiliates or any other third party of any Indemnitee to the Borrower related to this Agreement; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) of this Section 11.12; and (c) any and all liabilities, losses, costs or expenses (including reasonable attorneys’ fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct as determined by final, nonappealable judgment of a court of competent jurisdiction. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify the Borrower, but the failure to so promptly notify the Borrower shall not affect the Borrower’s obligations under this Section 11.12 unless such failure materially prejudices the Borrower’s right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. If requested by the Borrower in writing, such Indemnitee shall in good faith contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit the Borrower to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which the Borrower may be liable for payment of indemnity hereunder shall give the Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrower’s prior written consent. In connection with any claim, demand, action or cause of action covered by this Section 11.12 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel selected by the Indemnitees and reasonably acceptable to the Borrower; provided that, if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee and reasonably acceptable to the Borrower, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; provided further that the amount of the legal fees to be reimbursed by the Borrower shall be limited to an amount reasonably determined following consultation among the Borrower, the Administrative Agent, the Banks and their respective legal counsel, to be equal to the amount that would have been expended if the Indemnitees have been represented by one counsel. Any obligation or liability of the Borrower to any Indemnitee under this Section 11.12 shall survive the expiration or termination of this Agreement and the repayment of all Advances and the payment and performance of all other Obligations owed to the Banks. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.12 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. This Section 11.12 shall not apply to the extent that the losses, claims, demands, actions, causes of action, damages, liabilities or expenses relate to any Taxes (including withholding Taxes and Other Taxes) for which there may be an indemnification, reimbursement or other payment obligation imposed on the Borrower pursuant to any other provision of this Agreement (including, without limitation, Sections 3.6 and 3.10). No party hereto or any Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.13

No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Borrower, the Administrative Agent and the Banks in connection with the Loans and Advances, and is made for the sole benefit of the Borrower, the Administrative Agent and the Banks, and the Administrative Agent’s and the Banks’ successors and assigns. Except as provided in Sections 11.9, 11.11 and 11.12, no other Person shall have any rights of any nature hereunder or by reason hereof.

11.14

Confidentiality. Each of the Administrative Agent and each Bank agrees to hold any confidential information that it may receive from the Borrower pursuant to this Agreement in confidence: except for disclosure: (a) to other Banks; (b) to legal counsel, accountants and other professional advisors to the Borrower or the Administrative Agent or any Bank or agents involved in administration of this Agreement; (c) to regulatory officials having jurisdiction over the Administrative Agent or a Bank or its Affiliates; (d) as required by Law or legal process or in connection with any legal proceeding to which the Administrative Agent or a Bank and that Borrower are adverse parties; (e) to Affiliates of the Administrative Agent by the Administrative Agent, (f) to Affiliates of a Bank or to another financial institution, in each case, in connection with a disposition or proposed disposition to that financial institution of all or part of that Bank’s interests hereunder or a participation interest in its Advances; (g)(i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement or (iii) or to any credit insurance provider relating to a Borrower and its Obligations, provided that such disclosure in this Section 11.14(g) is made subject to an appropriate confidentiality agreement on terms substantially similar to this Section; (h) in connection with the exercise of any remedies hereunder or any other Loan Document or the enforcement of rights hereunder or thereunder; or (i) with the consent of the Borrower. For purposes of the foregoing, “confidential information” shall mean any information respecting the Borrower or its Subsidiaries reasonably considered by the Borrower to be confidential, other than (i) information previously filed with or furnished to any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Bank, and (iii) information previously disclosed by a Borrower to any Person not associated with that Borrower without a written confidentiality agreement substantially similar to this Section 11.14. Nothing in this Section 11.14 shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Banks to the Borrower.

11.15

Further Assurances. The Borrower and its Subsidiaries shall, at their expense and without expense to the Banks or the Administrative Agent, do, execute and deliver such further acts and documents as any Bank or the Administrative Agent from time to time reasonably requires for the assuring and confirming unto the Banks or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

11.16

No Fiduciary Duties. The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, Joint Lead Arrangers, Joint Book Runners, Co-Documentation Agents, Syndication Agents, Banks and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Joint Lead Arrangers, the Joint Book Runners, the Co-Documentation Agents, the Syndication Agent, the Banks or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications. Accordingly, there may be situations where the Administrative Agent, a Joint Lead Arranger, a Joint Book Runner, a Co-Documentation Agent, the Syndication Agent, a Bank or their Affiliates and/or their clients either now have or may in the future have interests, or take actions, that may conflict with the Borrower’s and its Subsidiaries’ interests.

11.17

Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Banks in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.18

Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

11.19

Independent Covenants. Each covenant in Articles 5, 6 and 7 is independent of the other covenants in those Articles; the breach of any such covenant shall not be excused by the fact that the circumstances underlying such breach would be permitted by another such covenant.

11.20

Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

11.21	Time of the Essence. Time is of the essence of the Loan Documents.

11.22

Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT THAT, AS APPLICABLE, WHETHER THE TARGET ACQUISITION HAS BEEN CONSUMMATED AND BECOME EFFECTIVE IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE SCHEME DOCUMENTS OR THE TAKEOVER OFFER HAS BEEN CONSUMMATED AND BECOME UNCONDITIONAL IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE TAKEOVER OFFER DOCUMENTS SHALL, TO THE EXTENT REQUIRED BY THE LAWS OF IRELAND, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF IRELAND.

11.23

Consent to Jurisdiction and Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Borrower, the Administrative Agent, any Bank or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State or, to the fullest extent permitted by applicable Law, in such federal court. Notwithstanding the foregoing sentence, each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(a)	By executing and delivering this Agreement, each party hereto, for itself and in connection with its properties, irrevocably

(i)

accepts generally and unconditionally the exclusive jurisdiction and venue of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof;

(ii)	waives any defense of forum non conveniens;

(iii)

agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at its address as provided in accordance with Section 11.7 (provided that, with respect to the Borrower, service of process may be made to the Borrower at its address provided in accordance with Section 11.7) or on the signature pages hereto;

(iv)

agrees that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect;

(v)	agrees that each party hereto retains the right to serve process in any other manner permitted by law; and

(vi)

agrees that the provisions of this Section 11.23 relating to jurisdiction and venue shall be binding and enforceable to the fullest extent permissible under New York General Obligations Law section 5-1402 or otherwise.

11.24

Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE BANK/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.24 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

11.25

Acknowledgement and Consent to Bail-In of Certain Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges and accepts that, to the extent any Bank party to any Loan Document is subject to the Write-Down and Conversion Powers of a Resolution Authority, any liability of such Bank under or in connection with any Loan Document may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)

the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank party hereto that is subject to the Write-Down and Conversion Powers of any Resolution Authority; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.

As used in this Section, the following terms shall have the meanings set forth below:

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority with respect to any liability of any Bank party hereto that is subject to the Write-Down and Conversion Powers of such Resolution Authority.

“Bail-In Legislation” means:

(a)

with respect to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)

with respect to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-Down and Conversion Powers contained in that law or regulation.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or any other body which has authority to exercise any Write-down and Conversion Powers.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Write-Down and Conversion Powers” means:

(a)

with respect to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any UK Bail-In Legislation or any other applicable Bail-In Legislation:

(i)

any powers under such Bail-In Legislation to cancel, transfer or dilute shares issued by a Person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a Person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under such Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under such Bail-In Legislation.

11.26	[Reserved]

11.27	Tax Forms.

(a)

(i) Each Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Bank”) shall, to the extent it is legally entitled to do so, deliver to the Administrative Agent and the Borrower, prior to receipt of any payment (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or W-8BEN-E or any successor thereto (relating to such Foreign Bank and establishing any exemption to which it is entitled from, or reduction of, withholding tax on all applicable payments to be made to such Foreign Bank by the Borrower or the Administrative Agent, as applicable, pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Bank by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Bank is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Bank shall (A) promptly submit to the Administrative Agent and the Borrower such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding Taxes in respect of all payments to be made to such Foreign Bank by the Borrower pursuant to this Agreement and (B) promptly notify the Administrative Agent and the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction. (ii) Each Foreign Bank, to the extent it is not the beneficial owner of any portion of any sums paid or payable to such Bank under any of the Loan Documents (for example, in the case of a typical participation by such Bank) and is legally entitled to do so, shall deliver to the Administrative Agent and the Borrower on the date when such Foreign Bank ceases to be the beneficial owner of any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent or the Borrower (in the reasonable exercise of their discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Bank as set forth above, to establish the portion of any such sums paid or payable with respect to which such Bank is the beneficial owner that is not subject to U.S. withholding Tax, and (B) with respect to the remaining portion of any such sums, two duly signed completed copies of IRS Form W-8IMY (or any successor thereto) accompanied by IRS Forms W-8BEN, W-8BEN-E, W-8ECI and/or any other certificate or statement of exemption from each beneficial owner required under applicable Law, to establish any available exemption from or reduction of withholding Taxes to which the beneficial owner is entitled.

(b)

Upon the request of the Administrative Agent or the Borrower, each Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent and the Borrower two duly signed completed copies of IRS Form W-9. If such Bank fails to deliver such forms, then the Administrative Agent or the Borrower, as applicable, may withhold from any interest payment to such Bank an amount equivalent to the applicable back-up withholding imposed by the Code or otherwise withhold any Taxes as required by applicable Law. Upon the request of the Borrower, the Administrative Agent shall provide the Borrower two duly signed completed copies of IRS Form W-9.

(c)

If a payment made to a Bank under any Loan Document would be subject to withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Administrative Agent and the Borrower, at the time or times prescribed by Law and at such time or times reasonably requested in writing by the Borrower or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested in writing by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this clause (c), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(d)

Each Bank agrees that if any form or certification it previously delivered becomes inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. In addition, each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete, upon written request by the Borrower or the Administrative Agent, the Bank shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

11.28

Waiver of Damages. To the extent permitted by applicable law, no party to this Agreement shall assert, and each party to this Agreement hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof.

11.29

Patriot Act Notice. Each Bank and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation. The Borrower shall provide such information and take such actions as are reasonably requested by the Administrative Agent or any Banks in order to assist the Administrative Agent and the Banks in maintaining compliance with the Patriot Act and the Beneficial Ownership Regulation.

[Signature Pages Begin On Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE BORROWER:

AMGEN INC.

By:	/s/ Justin G. Claeys
Name:	Justin G. Claeys
Title:	Vice President, Finance and Treasurer

Address:

Amgen Inc. One Amgen Center Drive Thousand Oaks, California 91320-1799

Attn: Treasurer cc: Corporate Secretary

Telecopier: (805) 499-6751 Telephone: (805) 447-1000

CITIBANK, N.A., as Administrative Agent

By:	/s/ Richard Rivera
Name:	Richard Rivera
Title:	Vice President

BANK OF AMERICA, N.A., as Bank

By:	/s/ Joseph L. Corah
Name:	Joseph L. Corah
Title:	Director

CITIBANK, N.A., as Bank

By:	/s/ Richard Rivera
Name:	Richard Rivera
Title:	Vice President

CITICORP NORTH AMERICA, INC., as Bank

By:	/s/ Richard Rivera
Name:	Richard Rivera
Title:	Vice President

EXHIBIT A

[RESERVED]

A-1

EXHIBIT B

[FORM OF NOTE]

[NOTE]

$	[DATE]

FOR VALUE RECEIVED, the undersigned promises to pay to the order of ________________ (the “Bank”), the principal amount of _______ Dollars ($______), or such lesser aggregate amount of Advances as may be made pursuant to the Bank’s Pro Rata Share of the Commitment under the Credit Agreement hereinafter described, payable as hereinafter set forth. The undersigned promises to pay interest on the principal amount of each Advance made hereunder and remaining unpaid from time to time from the date of each such Advance until the date of payment in full, payable as hereinafter set forth.

Reference is made to the Bridge Credit Agreement dated as of [•] (as amended from time to time, the “Credit Agreement”), among Amgen Inc., the Banks from time to time party thereto, Citibank, N.A., as Administrative Agent, and [______], as Syndication Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings defined for those terms in the Credit Agreement. This is one of the Notes (“Note”) referred to in the Credit Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Credit Agreement as originally executed or as it may from time to time be supplemented, modified, amended, renewed, extended or supplanted. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.

The principal indebtedness evidenced by this Note shall be payable as provided in the Credit Agreement and in any event on the Maturity Date applicable to the Bank.

Interest shall be payable on the outstanding daily unpaid principal amount of each Advance hereunder from the date thereof until payment in full and shall accrue and be payable at the rates and on the dates set forth in the Credit Agreement both before and after default, before and after maturity and judgment, and before and after the commencement of any proceeding under any Debtor Relief Law with interest on overdue interest to bear interest at the rate set forth in Section 3.7 of the Credit Agreement, to the extent permitted by applicable Laws.

The undersigned shall have the right to prepay any amounts outstanding under this Note in accordance with Section 3.1(e) of the Credit Agreement.

The amount of each payment hereunto with respect to Advances made in Dollars shall be made to the Administrative Agent at the Administrative Agent’s Office, for the account of the Bank in lawful money of the United States of America and in immediately available funds not later than 2:00 p.m., New York City time, on the day of payment (which must be a Banking Day). All payment received after 2:00 p.m., New York City time or local time, as the case may be, on any particular Banking Day shall be deemed received on the next succeeding Banking Day.

B-1

This Note is a registered obligation, transferrable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein. A record of Advances made by and payments received by Bank with respect to this Note shall be maintained by the Administrative Agent in the Register pursuant to and in accordance with Section 11.9(g) of the Credit Agreement.

As set forth in Section 11.3 of the Credit Agreement, the undersigned hereby promises to pay the reasonable out-of-pocket costs and expenses of any holder hereof incurred in collecting the undersigned’s obligations hereunder or in enforcing any holder’s rights hereunder, including attorneys’ fees and disbursements.

The undersigned hereby waives presentation, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other notice of formality, to the fullest extent permitted by applicable Laws.

THIS NOTE SHALL BE DEEMED DELIVERED TO AND ACCEPTED BY THE ADMINISTRATIVE AGENT ON BEHALF OF THE BANK IN THE STATE OF NEW YORK, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE.

[BORROWER]

By
Its

B-2

ADVANCES AND PAYMENTS OF PRINCIPAL

UNDER COMMITMENT

Date	Type of Loan Made This Date	Maturity Date	Amount of Advance	Amount of Principal Paid	Unpaid Principal Balance	Principal Balance	Notation Made By

EXHIBIT C

[FORM OF COMPLIANCE CERTIFICATE]

COMPLIANCE CERTIFICATE

1. This Compliance Certificate (“Compliance Certificate”) is executed and delivered by AMGEN INC., a Delaware corporation (the “Company”), to CITIBANK, N.A. (the “Administrative Agent”) pursuant to Section 7.2 of the Bridge Credit Agreement dated as of [•], among the Company, the Bank from time to time party thereto, Citibank, N.A., as Administrative Agent, and [______], as Syndication Agent (as amended from time to time, the “Credit Agreement”). Any terms used herein and not defined herein shall have the meanings defined in the Credit Agreement. This Compliance Certificate covers the Company’s:

[Fiscal Quarter ended __________, _____]

[Fiscal Year ended December 31, _____]

2. The following paragraphs set forth calculations showing whether the Company is in compliance with its obligations pursuant to Section 6.6 of the Credit Agreement, as of the end of the fiscal period set forth in paragraph 1 hereof. Each calculation set forth below identified as “Actual” is derived from the books and records of the Company in accordance with the relevant definitions of financial terms set forth in Section 1.1 of the Credit Agreement, and correctly reflects whether the Company is in compliance with the obligations contained in the applicable Sections of the Credit Agreement parenthetically noted, which obligations are set forth below identified under the column marked “Required/Permitted”.

I. Consolidated Interest Coverage Ratio (Section 6.6)

(a)	Consolidated EBITDA	$

(b)	Consolidated Interest Expense	$

(a)			Not less than 3.50 to 1.00

(b)			In compliance	(Y or N)

3. To the best knowledge of the undersigned, during the fiscal period covered by this Compliance Certificate, no Default has occurred and is continuing, with the exceptions set forth below in response to which the Company has taken or proposes to take the following actions (if none, so state):

C-1

4. This Compliance Certificate is executed on _________, ____, by a Senior Officer of the Company. The undersigned hereby certifies that each and every matter contained herein is derived from the Company’s books and records and is, to the best knowledge of the undersigned, true and correct.

AMGEN INC.

By
Its

C-2

EXHIBIT D

[RESERVED]

D-1

EXHIBIT E

[FORM OF REQUEST FOR LOAN]

REQUEST FOR LOAN

1. The Request for Loan is by ________ (the “Borrower”) to Citibank, N. A. (the “Administrative Agent”) pursuant to that certain Bridge Credit Agreement dated as of [•] (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Amgen Inc., the Banks from time to time party thereto, the Administrative Agent, and [_______], as Syndication Agent. Capitalized terms used herein and not defined herein shall have the meanings defined in the Credit Agreement.

2. Borrower hereby requests a Loan for the account of Borrower pursuant to the Credit Agreement as follows:

(a) DATE OF LOAN: ___________

(b) TYPE OF LOAN (Check one box only):

__ BASE RATE ADVANCE

__ TERM RATE ADVANCE WITH A __-MONTH INTEREST PERIOD

(c) AMOUNT OF REQUESTED LOAN: $______

(d) INTEREST PERIOD OF LOAN ENDS: _______

3. In connection with the request pursuant to Section 2 above, Borrower certifies that:

(a) Prior to giving effect to the Loans requested hereby, the aggregate outstanding principal amount of Advances is $________.

(b) As of the date of the requested Loan, (i) each Certain Funds Representation will be true and correct in all material respects (except that to the extent any representation or warranty is qualified by materiality, it shall be true and correct in all respects), as though such representations and warranties were made on and as of that date (except to the extent such representations and warranties specifically relate to an earlier date in which case they shall be true and correct in all material respects as of such earlier date), (ii) no Certain Funds Default is continuing, and (iii) after giving effect to the requested Loan, the Total Outstandings will not exceed the Commitments.

E-1

4. [Borrower instructs the Administrative Agent to deduct from the requested Loan all fees due and payable by Borrower to (or for the account of) the Administrative Agent, Banks and/or Arrangers (as applicable) as of the date of the requested Loan, to the extent invoiced (if applicable) by the relevant person at least three Banking Days prior to the Funding Date, in satisfaction of the same.]1

5. This Request for Loan is executed on ___________, __ by a Senior Officer of Borrower on behalf of Borrower. The undersigned in such capacity, hereby certifies each and every matter contained herein to be true and correct except as previously disclosed by Borrower in writing to the Banks and waived by the Majority Banks or all Banks, as applicable.

[BORROWER]

By
Its

[1]	To be included to the extent the fees are netted at closing.

E-2

EXHIBIT F

[FORM OF ASSIGNMENT AGREEMENT]

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Bank][their respective capacities as Banks] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Bank)][the respective Assignors (in their respective capacities as Banks)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in

[2]

For bracketed language here and elsewhere in this form relating to the Assignor(s) if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]

For bracketed language here and elsewhere in this form relating.to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[4]	Select as appropriate.
[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by [the][ any] Assignor.

1. Assignor[s]: _______________________

                                _______________________

        [Assignor [is][is not] a Defaulting Bank]

2. Assignee[s]: _______________________

                                _______________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Bank]

3. Borrower: [Amgen Inc.]

4. Administrative Agent: Citibank, N.A. (“Citibank”), as the administrative agent under the Credit Agreement

5. Credit Agreement: The Bridge Credit Agreement dated as of [•] among Amgen Inc., the Banks parties thereto, Citibank, as Administrative Agent, and the other agents parties thereto

6. Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Aggregate Amount of Commitment/ Advances for all Banks[8]	Amount of Commitment /Advances Assigned[9]	Percentage Assigned of Commitment/ Advances[10]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

11.45 Trade Date: __________

[Page break]

[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Banks thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR[S][11]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][12] NAME OF ASSIGNEE

By:
Title:

NAME OF ASSIGNEE

By:
Title:

[Consented to and]13 Accepted:

CITIBANK, N.A., as Administrative Agent

By:
Title:

[11]	Add additional signature blocks as needed.
[12]	Add additional signature blocks as needed.
[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to and]14 Accepted:

[NAME OF ISSUING BANK], as Issuing Bank

By:
Title:

[Consented to:]15

AMGEN INC., as the Borrower

By:
Title:

[14]	To be added only if the consent of the Issuing Bank is required by the terms of the Credit Agreement.
[15]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

AMGEN INC. BRIDGE CREDIT AGREEMENT DATED AS OF DECEMBER [•], 2022

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AGREEMENT

1. Representations and Warranties.

1.1. Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Bank; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.9(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.9(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the] [such] Assigned Interest, and (vii) attached to the Assignment Agreement is any documentation required to be delivered by it pursuant to Section 11.27 of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the

Administrative Agent, [the][any] Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and then respective successors and assigns. This Assignment Agreement may be executed m any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

2

SCHEDULE 2.1

BANKS’ COMMITMENTS

Bank	Commitment
Citibank, N.A.	$6,550,000,000.00
Citicorp North America, Inc.	$9,125,000,000.00
Bank of America, N.A.	$12,825,000,000.00
Total:	$28,500,000,000.00

SCHEDULE 4.4

DISCLOSURE OF SUBSIDIARIES

Amgen (Europe) GmbH
Amgen Canada Inc.
Amgen Fremont Inc.
Amgen Global Finance B.V.
Amgen GmbH Germany
Amgen Ilac Ticaret Limited Sirketi
Amgen K-A, Inc.
Amgen Manufacturing, Limited
Amgen Research (Munich) GmbH
Amgen Rockville, Inc.
Amgen S.A.S.
Amgen S.r.l.[17]
Amgen SF, LLC
Amgen Singapore Manufacturing Pte. Ltd.
Amgen Technology (Ireland) Unlimited Company
Amgen Technology, Limited
Amgen USA Inc.
Amgen Worldwide Holdings B.V.
Amgen, S.A.
BioVex, Inc.
deCODE Genetics ehf
Five Prime Therapeutics Inc.
Gensenta Ilac Sanayi ve Ticaret Anomim Sirketi
Immunex Corporation
Immunex Rhode Island Corporation
KAI Pharmaceuticals, Inc.
Ilypsa, Inc.
Onyx Pharmaceuticals, Inc.
Onyx Therapeutics, Inc.
Saga Investments Coöperatief U.A.
TeneoBio, Inc.

[17]	Formerly named Amgen S.p.A.

SCHEDULE 4.8

LITIGATION

None.

SCHEDULE 4.11(c)

ERISA

Amgen Inc. Retiree Medical Savings Account Plan.

SCHEDULE 4.15

ENVIRONMENTAL

None.

SCHEDULE 6.3

LIENS

None.

SCHEDULE 13.7

NOTICES

THE COMPANY

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Attention: Corporate Secretary

Telecopier: (805) 499-6751

Telephone: (805) 447-1000

Email: to.treasury@amgen.com

Website: www.amgen.com

THE ADMINISTRATIVE AGENT

Citibank, N.A.

One Penns Way OPS II, Floor 2

New Castle, DE 19720

Attn: Agency Operations

Facsimile No. (646) 274-5080

Telephone No. (302) 894-6160

E-mail: AgencyABTFSupport@citi.com

With copies to:

Agency Operations

Email: GLAgentOfficeOps@citi.com